UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

CINCINNATI FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cincinnati Financial Corporation 2013 Shareholder Meeting Notice and Proxy Statement

March 15, 2013

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, April 27, 2013, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.	Electing 15 directors for one-year terms;

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2013;

3.	Voting on a nonbinding proposal to approve compensation for the company’s named executive officers;

4.	Voting on a shareholder proposal, if introduced at the meeting;

5.	Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2013, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail.

Your Internet or telephone vote must be received by 11:59 p.m. EDT on April 26, 2013, to be counted in the final tabulation. If you choose to vote by mail, please be sure to return your proxy card in time to be received and counted before the Annual Meeting. Thank you for your interest and participation in the affairs of the company.

/S/ Lisa A. Love

Lisa A. Love

Senior Vice President, General Counsel and Corporate Secretary

This proxy statement, the Annual Report on Form 10-K, Letter From the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 15, 2013.

Table of Contents

Proxy Summary	3

2013 Annual Meeting of Shareholders	3

Voting Matters and Board Recommendations	3

2012 Business Highlights	3

Director Nominees	4

Executive Compensation Highlights	5

Important Dates for the 2014 Annual Meeting of Shareholders	6

Frequently Asked Questions	6

Security Ownership of Principal Shareholders and Management	8

Section 16(A) Beneficial Ownership Reporting Compliance	10

Information About the Board of Directors	10

Proposal 1 – Election of Directors	10

Nominees for Director of Your Company	11

Governance of Your Company	19

Certain Relationships and Transactions	21

Audit-Related Matters	23

Proposal 2 – Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm	23

Report of the Audit Committee	23

Fees Billed by the Independent Registered Public Accounting Firm	24

Services Provided by the Independent Registered Public Accounting Firm	24

Compensation of Named Executive Officers and Directors	26

Proposal 3 – Advisory Vote on Compensation of Our Named Executive Officers	26

Report of the Compensation Committee	28

Compensation Committee Interlocks and Insider Participation	28

Compensation Discussion and Analysis	28

Other Business	56

Proposal 4 – Shareholder Proposal for Sustainability Reporting	56

Conclusion	59

Shareholder Proposals for Next Year	59

Cost of Solicitation	59

Other Business	59

Appendix A	60

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures	60

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider; and you should read the entire proxy statement before voting. For more complete information about the company’s 2012 performance, please review the company’s Annual Report on Form 10-K.

2013 Annual Meeting of Shareholders

Date and Time:	April 27, 2013, 9:30 a.m. EDT
Place:	Cincinnati Art Museum, Eden Park, Cincinnati, Ohio
Record Date:	March 1, 2013
Meeting Webcast:	www.cinfin.com/investors

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Directors (Page 10)	FOR Each Director Nominee
Ratification of Auditors (Page 23)	FOR
Advisory Vote to Approve Executive Compensation (Page 26)	FOR
Vote on a Shareholder Proposal (Page 56)	AGAINST

2012 Business Highlights

In 2012, the company delivered strong operating and financial results. Highlights included:

•	Strong growth of 12 percent in consolidated property casualty net written premiums, reflecting improved pricing, rising insured exposures and new business from agencies appointed as a part of our growth strategy to write $5 billion in annual direct written premiums by the end of 2015.

•	Marked improvement in the profitability of our property casualty insurance business, with a combined ratio of 96.1 percent, 13.2 points better than the 109.3 percent combined ratio reported for 2011, as long-term initiatives to improve underwriting and pricing that began several years ago continued to mature and deliver results. Results also were helped by lower catastrophe losses during the year.

•	Healthy growth in pretax investment income of 1 percent, and a 6 percent increase in the fair value of our invested assets plus cash.

•	A 157 percent increase in net income to $421 million, with operating income of $393 million, or $2.40 per share, up 230 percent.

•	Book value increase of 8 percent, to $33.48 per share.

•	Value Creation Ratio (VCR) of 12.6 percent, within our announced goal of producing an annual average VCR of 12 percent to 15 percent for the five-year period from 2010 to 2014.

•	Increase in cash dividends paid to shareholders for the 52nd consecutive year, to an indicated annual dividend of $1.63 per share.

•	At December 31, 2012, our one-year total shareholder return of 34.2 percent, exceeded that of eight of the 10 members of our peer group. Our three-year total shareholder return of 73.6 percent exceeded that measure for each of the 10 peer companies.

Director Nominees

The following table provides summary information about each director nominee. Complete information about each director’s background and experience begins on Page 59. Each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
William F. Bahl*	61	1995	Chairman, Bahl & Gaynor Investment Counsel Inc.	A, C, E, I, N (Chair)	1
Gregory T. Bier*	66	2006	Managing Partner (Retired), Deloitte & Touche LLP	A, C, I	1
Linda W. Clement-Holmes*	50	2010	Senior Vice President, The Procter & Gamble Company	A	0
Dirk J. Debbink*	57	2012	Chairman and Chief Executive Officer, MSI General Corporation	A	0
Steven J. Johnston	53	2011	President and Chief Executive Officer, Cincinnati Financial Corporation	E, I	0
Kenneth C. Lichtendahl*	64	1988	Director of Development and Sales, Heliosphere Designs	A (Chair), N	0
W. Rodney McMullen*	52	2001	President and Chief Operating Officer, The Kroger Co.	C (Chair), E, I	0
Gretchen W. Price*	58	2002	Executive Vice President, Chief Financial and Administrative Officer, Arbonne International LLC	A, C, N	1
John J. Schiff, Jr.	69	1968	Chairman of the Executive Committee, Cincinnati Financial Corporation	E (Chair), I	2
Thomas R. Schiff	65	1975	Chairman and Chief Executive Officer, John J. & Thomas R. Schiff & Co. Inc.	I	0
Douglas S. Skidmore*	50	2004	President and Chief Executive Officer, Skidmore Sales & Distributing Company Inc.	A, N	0
Kenneth W. Stecher	66	2008	Chairman, Cincinnati Financial Corporation	E, I (Chair)	0
John F. Steele, Jr.*	59	2005	Chairman and Chief Executive Officer, Hilltop Basic Resources Inc.	A, E	0
Larry R. Webb	57	1979	President, Webb Insurance Agency Inc.	E	0
E. Anthony Woods*	72	1998	Chairman and Chief Executive Officer, SupportSource LLC	C, E, I	1

*	Independent Director

A	Audit Committee

C	Compensation Committee

E	Executive Committee

I	Investment Committee

N	Nominating Committee

Executive Compensation Highlights

As discussed in Compensation, Discussion and Analysis beginning on Page 28, we seek to align the interests of our named executive officers with the interests of our shareholders. The compensation committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward, develop and retain the executive talent required to achieve the company’s business objectives, with the ultimate goal of increasing shareholder value.

Generally, the committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, the named executive officers’ compensation, including the chief executive officer, will be higher than when the company’s performance lags its peers. The following graphs illustrate the directional relationships between company performance, based on the two performance metrics used in our performance-based awards, and the compensation of our chief executive officer for the three years ending 2012.

Set forth below is the 2012 compensation for each named executive officer as determined under Securities and Exchange Commission (SEC) rules. See the notes accompanying the Summary Compensation Table on Page 44 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Steven J. Johnston Chief Executive Officer & President	$800,000	$-	$470,193	$95,277	$640,000	$-	$63,446	$2,068,916
Jacob F. Scherer, Jr. Chief Insurance Officer	750,000	-	358,430	72,575	487,500	613,312	15,299	2,297,116
Michael J. Sewell Chief Financial Officer	700,000	-	334,215	67,738	455,000	-	81,613	1,638,566
Martin F. Hollenbeck Chief Investment Officer	558,077	-	270,124	54,675	367,250	-	64,045	1,314,171
Kenneth W. Stecher Chairman of the Board	500,000	-	294,163	59,548	400,000	1,456,749	9,276	2,719,736
Thomas A. Joseph Former Senior Vice President	446,326	-	272,247	55,184	277,995	560,998	220,991	1,833,741

Important Dates for the 2014 Annual Meeting of Shareholders

•	Shareholder proposals submitted for inclusion in our 2014 proxy statement pursuant to SEC Rule 14a-8 must be received by us by November 16, 2013.

•	Notice of shareholder proposals to be raised from the floor of the 2014 Annual Meeting of Shareholders outside of SEC Rule 14a-8 must be received by us between January 17, 2014, and February 26, 2014.

More information about submitting shareholder proposals for the 2014 Annual Meeting of Shareholders begins on Page 59.

Frequently Asked Questions

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2013 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on March 1, 2013, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on March 1, 2013.

How many votes can be cast by all shareholders? – 163,291,707 outstanding shares of common stock can be voted as of the close of business on March 1, 2013.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 81,645,854 shares, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals? –

•	The nominees for director receiving the 15 highest vote totals are elected as directors.

•	Selection of our independent registered public accounting firm is ratified and the shareholder proposal is approved if votes cast in favor of these proposals exceed votes cast against them.

•	Compensation paid to our named executive officers is approved if the majority of the shares present and entitled to vote are cast in favor of the proposal.

How do I vote? – You may vote by proxy, whether or not you attend the meeting, in one of three ways:

•	Internet (www.proxyvote.com)

•	Telephone (800-690-6903)

•	Mail: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Even if you plan to attend the annual meeting, we ask that you vote by Internet, telephone or mail. Attending the meeting does not constitute a revocation of a previously submitted vote.

Instructions for voting via the Internet, by telephone or by mail, along with the required Control Number (the Control Number is unique to each account), are provided to you by mail or by email in late March or early April.

The deadline for online and telephone voting is 11:59 p.m. EDT April 26, 2013. If you choose to vote by mail, be sure to return your proxy card in time to be received and counted before the Annual Meeting.

Where do I locate my Control Number so I can vote? – If you receive our information in the mail, the Control Number is on the notice or proxy card that also gives your name and the number of shares you hold. If you receive our information in emails, the Control Number is in the text of the email.

What if I cannot locate my Control Number? – If you hold shares directly in your name, you may obtain your Control Number by calling 866-638-6443. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply the Control Number.

Can I obtain another proxy card so I can vote by mail? – If you hold shares directly in your name, you may obtain another proxy card by calling 800-579-1639. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply another proxy card.

What if I vote “withhold” or “abstain?” – “Withhold” or “abstain” votes have no effect on the votes required to elect directors, to ratify the independent registered public accounting firm or to approve the shareholder proposal. Votes to abstain have the same effect as votes “against” the nonbinding proposal to approve compensation paid to our named executive officers.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If your shares are registered in the name of a bank, broker or other nominee and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm and the shareholder proposal are believed to be the only routine matters scheduled to come before this year’s annual meeting. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors, or the advisory vote to approve compensation for our named executive officers.

Can I change my vote or revoke my proxy? – Yes. Just cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you hold shares directly in your name, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting? – We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – You can listen to a live webcast of the meeting over the Internet. Instructions are available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

Why did my materials arrive in different envelopes? – Our paper mailings are timed to meet regulatory standards and to help us keep mailing and paper costs low. Most shareholders who have not elected to receive information using electronic delivery receive three mailings:

•	In late March: you receive a card notifying you that you can cast your vote after reviewing your company’s year-end 2012 financial materials and proxy statement online. You also can request paper materials.

•	In early April: if you haven’t yet voted, you receive a second notification that your company’s information is available. You can access materials and vote online, or you can use this notice as your paper proxy card.

•	A few days later: you may receive this proxy statement along with management’s annual letter on performance, issues, events and trends.

If you are enrolled in electronic delivery, you will receive an email notifying you of the availability of the information on the Internet and providing online voting instructions. Shareholders who request paper delivery of all materials receive the Annual Report on Form 10-K, the Letter From the Chairman and the Chief Executive Officer and the 2013 Shareholder Meeting Notice and Proxy Statement in early April.

How can I obtain a 2012 Annual Report? – You can obtain our 2012 Annual Report on Form 10-K as filed with the SEC at no cost in several different ways. You may view, search or print the document online from www.cinfin.com/investors. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of www.cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of March 1, 2013. John J. Schiff, Jr. and Thomas R. Schiff, directors of the company, are brothers.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Common stock	John J. Schiff, Jr., CPCU	11,852,507	(1)(2)(3)(4)(5)	7.26
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, OH 45014

Common stock	First Eagle Investment Management LLC	11,142,842	(6)	6.85
	1345 Avenue of the Americas
	New York, NY 10105

Common stock	State Street Corporation	10,945,065	(7)	6.70
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

Common stock	BlackRock Inc.	10,294,407	(8)	6.33
	40 East 52nd Street
	New York, NY 10022

Common stock	Thomas R. Schiff	9,621,582	(1)(2)(5)(9)	5.89
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, OH 45014

Common stock	The Vanguard Group Inc.	8,846,038	(10)	5.43
	100 Vanguard Blvd.
	Malvern, PA 19355

The outstanding common shares beneficially owned by each other director and our named executive officers and total outstanding shares for all directors and executive officers as a group as of March 1, 2013, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors
William F. Bahl, CFA, CIC	221,930	(11)	0.14
Gregory T. Bier	17,530		0.01
Linda W. Clement-Holmes	4,331		0.00
Dirk J. Debbink	15,167		0.01
Martin F. Hollenbeck	59,870	(3)(4)(5)	0.04
Thomas A. Joseph	107,034	(3)(5)	0.07
Steven J. Johnston	81,960	(3)(4)	0.05
Kenneth C. Lichtendahl	28,974		0.02
W. Rodney McMullen	42,865		0.03
Gretchen W. Price	20,692		0.01
Jacob F. Scherer, Jr	216,053	(3)(4)(5)	0.13
Michael J. Sewell	25,123	(3)	0.02
Douglas S. Skidmore	30,487	(12)	0.02
Kenneth W. Stecher	265,283	(3)(5)	0.16
John F. Steele, Jr.	16,950		0.01
Larry R. Webb, CPCU	492,560	(13)	0.30
E. Anthony Woods	45,905		0.03

All directors and nondirector executive officers as a group (29 individuals)	16,323,825	(1)(2)(3)(4)(5)(9) (11)(12)(13)	10.00

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)	Includes 6,056,919 shares owned of record by The Mary R. Schiff and John J. Schiff Foundation and 1,412,599 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of which are Messrs. J. Schiff, Jr. and T. Schiff and Suzanne S. Reid, who share voting and investment power equally.
(2)	Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Messrs. J. Schiff, Jr. and T. Schiff, who share voting and investment power; and 124,249 shares owned by John J. & Thomas R. Schiff & Co. Inc. for which Messrs. J. Schiff, Jr. and T. Schiff share voting and investment power.
(3)	Includes shares available within 60 days from exercise of stock options in the amount of 37,683 shares for Mr. Johnston; 106,273 shares for Mr. Scherer; 262,159 shares for Mr. J. Schiff, Jr.; 6,534 shares for Mr. Sewell; 40,279 shares for Mr. Hollenbeck; 153,638 shares for Mr. Stecher; 83,102 shares for Mr. Joseph and 709,968 shares for the nondirector executive officers as a group.
(4)	Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of 16,295 shares for Mr. Johnston; 4,114 shares for Mr. Hollenbeck; 2,088 shares for Mr. Sewell; 15,763 shares for Mr. J. Schiff; Jr. and 24,904 shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.
(5)	Includes shares pledged as collateral as of December 31, 2012, in the amounts of 2,915 for Ms. Clement-Holmes; 8,957 for Mr. Hollenbeck; 15,524 for Mr. Joseph; 102,339 for Mr. Scherer; 1,363,521 for Mr. J. Schiff, Jr.; 1,043,223 for Mr. T. Schiff; 41,975 for Mr. Stecher and 341,778 for the nondirector executive officers as a group.
(6)	Reflects ownership as of December 31, 2012, according to Form 13G/A filed by First Eagle Investment Management LLC on February 11, 2013.
(7)	Reflects ownership as of December 31, 2012, according to Form 13G filed by State Street Corporation on February 8, 2013.
(8)	Reflects ownership as of December 31, 2012, according to Form 13G/A filed by BlackRock Inc. on February 4, 2013.
(9)	Includes 76,118 shares held in Thomas R. Schiff Foundation and 259,767 shares held in TRS Investments LLC., of which Mr. T. Schiff has voting and investment power.
(10)	Reflects ownership as of December 31, 2012, according to Form 13G/A filed by The Vanguard Group Inc. on February 7, 2013.
(11)	Includes 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.
(12)	Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(13)	Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by an IRR marital trust for the benefit of his wife and children.

Section 16(A) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2012, all Section 16(a) filing requirements were satisfied on a timely basis except for the following:

Teresa Cracas acquired 2,205 shares from a nonqualified stock option on August 22, 2012. Of those shares, 1,947 were withheld to satisfy tax obligations and as part of a stock swap. A Form 4 was filed on August 27, 2012, reporting this transaction.Her spouse, a nonofficer associate of the company, was granted 75 stock options and 85 restricted stock units on February 17, 2012. A Form 4 was filed on September 25, 2012, reporting these transactions.

Dirk Debbink was appointed to the board of directors of Cincinnati Financial Corporation on November 16, 2012. A Form 3 was filed on November 29, 2012, reporting his holdings as of the date of his appointment.

John Kellington acquired 3,711 shares and 1,698 shares from two nonqualified stock options on November 20, 2012. A Form 4 was filed on November 26, 2012, reporting these transactions.

Due to the number of untimely filings for 2012, the company has reviewed and revised its policies and procedures. Changes have been made to ensure future filings will be timely and in compliance with Section 16(A) reporting requirements.

Information About the Board of Directors

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Proposal 1 – Election of Directors

The board of directors currently consists of 15 directors. In 2010, shareholders voted to amend our Articles of Incorporation to declassify the structure of the board of directors. The transition to a fully declassified board is completed this year with all directors standing for election for one-year terms.

The board of directors recommends a vote FOR William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Steven J. Johnston, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, John J. Schiff, Jr., Thomas R. Schiff, Douglas S. Skidmore, Kenneth W. Stecher, John F. Steele, Jr., Larry R. Webb and E. Anthony Woods as directors to hold office until the 2014 Annual Meeting of Shareholders and until their successors are elected and seated.

We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all 15 nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

Nominees for Director of Your Company

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service and relationships and local decision making. The nominating committee’s process to recommend qualified director candidates is described on Page 20 under Director Nomination Considerations and Process.

Below are the names of the nominees for election to the office of director along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years. For each nominee, we also describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our board and its committees.

Nominees for Director for Terms to Expire in 2014

(Data as of February 27, 2013)

William F. Bahl, CFA, CIC, age 61, has been a director of the company since 1995 and currently is our lead director and chairman of the nominating committee. He is a member of the audit, compensation, executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. Bahl co-founded a firm that performs financial analysis of publicly held securities, advising and managing portfolios for high-net-worth individuals and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

Mr. Bahl is chairman of the board of Bahl & Gaynor Investment Counsel Inc., an independent registered investment adviser based in Cincinnati. Before co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago and held prior positions for Fifth Third Bank and Mellon Bank. Mr. Bahl is a director of LCA-Vision Inc. since 2005, serving as chair of this publicly traded company’s compensation committee and a member of its audit and nominating committees. He was a trustee until 2006 of The Preferred Group of Funds and a board member from 2000 to 2006 of The Hennegan Company, a privately owned, Cincinnati-based printing business. Mr. Bahl earned a Master of Business Administration from the University of Michigan after graduating from the University of Florida. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1991. His activities have included leadership and service on nonprofit community boards and foundations benefitting parks, schools, a hospital association and youth organizations.

Gregory T. Bier, CPA (Ret.), age 66, has been a director of the company since 2006 and currently is a member of the audit, compensation and investment committees. He is a director on our insurance subsidiary boards.

As a former lead partner for a respected independent registered public accounting firm, Mr. Bier brings to our board relevant experience with accounting and financial reporting issues, SEC filings, complex corporate transactions and mergers and acquisitions for public companies including Fifth Third Bancorp, The Procter & Gamble Company, The Midland Company, Cincinnati Financial Corporation and The E.W. Scripps Company.

Mr. Bier was the managing partner of the Cincinnati office of Deloitte & Touche LLP, an independent registered public accounting firm, from 1998 to 2002. He retired in 2002 after 23 years as a partner of the firm and 35 years of service, beginning in 1967 when he joined Haskins & Sells, which later became part of Deloitte. In 2008, he became a director of LifePoint Hospitals Inc., a public company with $3 billion of revenues that is a leading provider of healthcare services in nonurban communities in 19 states. He chairs LifePoint’s audit and compliance committee and is a member of its compensation, corporate governance and nominating, and quality committees. From 2002 to 2007, Mr. Bier was an audit committee member for Catholic Healthcare Partners, one of the largest not-for-profit health systems in the United States. A graduate of Xavier University, he became a CPA in 1970 and is a member with retired status of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. His activities have included leadership and service on nonprofit community boards and foundations benefitting several schools, social services and civic organizations.

Linda W. Clement-Holmes, age 50, has been a director of the company since 2010 and is a member of the audit committee.

Ms. Clement-Holmes ensures full leverage of emerging business technologies to support and speed The Procter & Gamble Company’s innovation and product supply efforts. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.

Ms. Clement-Holmes is senior vice president, since 2010, of Global Business Services for the publicly traded The Procter & Gamble Company. She also served as chief diversity officer from 2010 to 2012. She was vice president of Global Business Services from 2007 to 2010, with responsibility from 2007 to 2009 for Central and Eastern Europe, Middle East and Africa and, in 2009, for External Strategic Alliances, Flow-to-the-Work Resources & Employee Solutions. From 2006 to 2007, she was manager, Global Business Services, Central and Eastern Europe, Middle East and Africa; and in 2005, manager of Information & Decision Solutions, Infrastructure Services & Governance. Prior management positions since 1983 included service in various business areas: IT Outsourcing Initiative, Global Engineering & Development and Communications, Knowledge & Innovation Center of Expertise, New Initiatives and E-commerce, Sales Management Systems, and Management Systems Operations and Development. Ms. Clement-Holmes holds a Bachelor of Science degree in industrial management and computer science from Purdue University. Her activities have included leadership and service with academic councils and nonprofit community boards supporting families and child care, educational and civic organizations, and professional organizations.

Dirk J. Debbink, age 57, returned as a director of the company in 2012 after a four-year recall to active duty with the U.S. Navy in Washington, D.C. He previously served as a director from 2004 to 2008. He is a member of the audit committee.

Mr. Debbink has served as chief executive officer and board member in private companies, nonprofit entities and government organizations ranging from small firms typical of the company’s commercial policyholders to extremely large organizations, including Reserve deputy commander of U.S. Pacific Fleet (170,000 sailors) and Commander, Navy Reserve Force (64,000 sailors). While on active duty with the U.S. Navy, he served as a senior member on the staff of the chief of naval operations in the Pentagon. He has extensive experience in strategic planning and execution, sales, marketing, information technology for a worldwide dispersed workforce, human resources including pension and profit-sharing plans and government relationships at the federal level. A founder of both private and public nonoperating foundations, he understands the benefits of a long-term perspective toward serving others.

Mr. Debbink is chairman since 2007 and chief executive officer since September 2012 of MSI General Corporation, a privately owned design/build construction firm. Mr. Debbink first joined MSI General in 1983, holding various positions of increasing leadership responsibility and serving as the company’s president from 1991 to 2007 and its chairman since 2007. From 2008 until September 2012, he served in active military duty as Vice Admiral, Chief of Navy Reserve and Commander,

Navy Reserve Force. Mr. Debbink earned a Bachelor of Science in systems engineering from the U.S. Naval Academy and a Masters of Business Administration from the University of Chicago. He holds Professional Engineer and Real Estate Broker licenses in the state of Wisconsin. Mr. Debbink has served the Oconomowoc, Wisconsin, area as a member of various community bank, hospital and other nonprofit boards.

Steven J. Johnston, FCAS, MAAA, CFA, CERA, age 53, has been a director since 2011. He is a member of the executive and investment committees. He is a director on all subsidiary boards.

As chief executive officer of the company, Mr. Johnston provides the board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities. His management and actuarial expertise and his experience driving technology and efficiency improvements combine with his strong communication skills to aid in his role as liaison between the board and the company management team.

Mr. Johnston has been chief executive officer of the company and all subsidiaries, and president of the company and its lead subsidiary, The Cincinnati Insurance Company, since 2011. From 2008 to 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company. Former chief financial officer of State Auto Insurance Company, he has more than 25 years of property casualty insurance experience, including a broad background in accounting, finance, actuarial, reinsurance, technology, investments and management of investor and ratings agency relationships. He also served as a director and chairman of the investment committee for State Automobile Mutual Insurance Company. A graduate of Otterbein University, he is a Fellow of the Casualty Actuarial Society, where he served as a member of the audit committee and chairman of the investment and enterprise risk committees. He is a member of the American Academy of Actuaries, a Chartered Financial Analyst and a Chartered Enterprise Risk Analyst.

Kenneth C. Lichtendahl, age 64, has been a director of the company since 1988, is chairman of the audit committee and serves on the nominating committee.

Mr. Lichtendahl has served for more than 20 years on our board and audit committee, supporting institutional continuity with company and industry knowledge accumulated through all phases of industry and economic cycles and through our expansion over that period. He brings valuable insights gained in developing customer relationships, ethical practices, high-quality staff and product differentiation that helped turn his company, Hudepohl-Schoenling Brewing Co., into the 10th largest brewer in the United States before its sale in 1996.

Mr. Lichtendahl is the director of development and sales for Heliosphere Designs, a private company marketing a solar timepiece. From 2010 to 2012, he served as a senior adviser for Nestle Waters of North America. He served as senior adviser after Tradewinds Beverage Company was acquired in 2010 by Sweet Leaf Tea, which was acquired in 2011 by Nestle Waters of North America. He was president and a director from 1996 to 2010 of Tradewinds, a privately owned, Cincinnati-based company formed following the sale of Hudepohl-Schoenling. He was president from 1978 to 1996 of Hudepohl-Schoenling, where he held various management positions. He also was a director for 12 years of Centennial Savings Bank in Cincinnati, which had grown to 11 offices and $700 million of deposits before its sale to National City Bank in 2000. A graduate of the University of Cincinnati, Mr. Lichtendahl has contributed his leadership and service on nonprofit community boards supporting youth and civic organizations, as well as land, water and wildlife preservation.

W. Rodney McMullen, age 52, has been a director of the company since 2001 and is chairman of the compensation committee and a member of the executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. McMullen has worked with The Kroger Co.’s board on business strategy initiatives and transactions including business model transformation, mergers and acquisitions, divestitures and management transitions. His daily experience leading a large public company equips him to understand and guide management decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Since 2009, Mr. McMullen has been president and chief operating officer of Kroger, a publicly traded, Cincinnati-based company that is the nation’s second largest retail grocery chain. He has been a director of Kroger since 2003, when he was promoted to vice chairman of the board. Prior to his appointment as vice chairman, Mr. McMullen was executive vice president of strategy, planning and finance from 2000 to 2003. He joined Kroger as a part-time store clerk in 1978 and has held key financial positions, including corporate controller and chief financial officer. He is a member since 2007 of the board of Global Standards 1, a privately owned company that owns UPC and RFID codes; and, beginning in 2010, chairman of GS1 US, a not-for-profit organization that develops supply-chain standards, solutions and services for 25 industries. He also is a director since 2011 of dunnhumby LTD, a privately owned, UK-based company that analyzes customer data to improve customer experience and a director since 2003 of dunnhumby USA LLC. He is chairman since 2012 of 1WorldSync, a nonprofit supporting retailers and consumer product manufacturers across the world. Mr. McMullen holds a Master of Science degree in accounting from the University of Kentucky, where he also completed his undergraduate degrees. His activities have included leadership and service on nonprofit community boards and committees that support a private university and independent living for the disabled and disadvantaged.

Gretchen W. Price, age 58, has been a director of the company since 2002 and is a member of our audit, compensation and nominating committees.

Ms. Price’s current and past executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Ms. Price is executive vice president, chief financial and administrative officer since 2011 of Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. She leads the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to 2011 of Philosophy Inc., an international prestige beauty brand based in Phoenix, Arizona. Prior to 2008, she held positions with expanding responsibility over her 31-year tenure at publicly traded The Procter & Gamble Company: vice president and general manager from 2006 to 2007, responsible for Go-To-Market Reinvention Strategy for Global Operations and for Gillette acquisition integration; vice president of finance and accounting for Global Operations from 2001 to 2005, responsible for Worldwide Financial Leadership; vice president and treasurer from 1998 to 2001, responsible for Global Treasury, investor relations and mergers and acquisitions; and vice president of Global Internal Audit from 1996 to 1998. In 2012, Ms. Price became a director and audit committee member for Beam Inc., a publicly traded, leading global premium spirits company. A graduate of the University of Kentucky, she earned the Certified Internal Auditor designation in 1996. She has been a member of the Financial Executives Institute and the Board of Governors of the Institute of Internal Auditors. Her activities have included leadership and service on nonprofit community boards and committees that provide funding for fine arts and music, human service programs and student scholarships.

John J. Schiff, Jr., CPCU, age 69, has been a director of the company since 1968. He is chairman of our executive committee and a member of our investment committee.

Mr. Schiff’s long tenure in our executive and board leadership strongly links us to the mission and values established by our founding agents. As our former chairman of the board, chief executive officer and a licensed insurance agent, he brings a blended perspective, assuring leadership and cultural continuity through agent-centered decisions that differentiate us from competitors. His insights gained from years of service on multiple public company boards help preserve our business model’s long-term approach to creating shareholder value.

Mr. Schiff has been chairman of the executive committee since 1998. From 1986 to 2011, Mr. Schiff also was chairman of the company’s board of directors and, except 2006 to 2008, chairman of its lead subsidiary, The Cincinnati Insurance Company. In addition, he was president and chief executive officer of the company and of its lead subsidiary from 1999 to 2006. He retained only the company-level chairman and chief executive officer roles from 2006 to 2008 when he resumed the subsidiary chairman title. From 1983 to 1996, Mr. Schiff was chairman, chief executive officer and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Prior to 1983, he was an agent, vice president and secretary of John J. Schiff & Company Inc., which he joined in 1965 after earning a Bachelor of Science in risk and insurance management from The Ohio State University. He earned the Chartered Property Casualty Underwriter designation in 1972 and is a member of The American Institute for Chartered Property Casualty Underwriters, serving as a trustee from 1992 to 2004 and as an executive committee member. Mr. Schiff has experience as a director of publicly traded Cincinnati-based companies: Fifth Third Bancorp and The Fifth Third Bank since 1983, including periods of service on compensation, executive and trust committees; The Standard Register Company, a document management services company, since 1982, including periods of service on its audit and pension advisory committees; Cinergy Corporation, from 1994 to 2005 when it was acquired by Duke Energy Corporation; and Cinergy’s predecessor, Cincinnati Gas & Electric Company, from 1986 to 1995. He served at various times on Cinergy’s audit and compensation committees. Mr. Schiff also is a director of two privately owned companies, the Cincinnati Bengals Inc. and the independent insurance agency named above. His activities have included leadership and service to nonprofit community boards and foundations that support arts education, high school and university education, a hospital and general philanthropy.

Thomas R. Schiff, age 65, has been a director of the company since 1975 and is a member of our investment committee. He is a director on our insurance subsidiary boards.

Mr. Schiff’s long tenure on our board helps provide ongoing insight into how we are serving our primary customer, the independent insurance agent. He contributes to board assessments of the impacts of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Mr. Schiff has been chairman and chief executive officer since 1996 and a director and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. He was its president from 1983 to 1996 and sales manager from 1970 to 1983. He also is chief executive officer and chairman of Lightborne Properties and Lightborne Communications, privately owned media companies based in the Cincinnati area. Mr. Schiff is a graduate of Ohio University. His activities have included leadership and service to nonprofit community boards and foundations that support fine and performing arts, arts education, a hospital and children’s dental services.

Douglas S. Skidmore, age 50, has been a company director since 2004 and is a member of our audit and nominating committees.

Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Mr. Skidmore has been chief executive officer since 2003 and president and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based full-service independent distributor and broker of quality industrial food ingredients. He was marketing manager from 1990 to 1994. Mr. Skidmore was an account marketing representative for IBM Corporation from 1987 to 1990, with early experiences at Intellitech Corporation and at The Procter & Gamble Company’s Food Process and Product Development Lab. He earned a Master of Business Administration degree in management and operations from the J.L. Kellogg School of Management at Northwestern University after graduating from Purdue University. He is a trustee since 2005 and a past president of the Food Ingredient Distributors Association. He is a member of the Institute of Food Technologists since 1990, with experience on its information systems committee.

Kenneth W. Stecher, age 66, has been a company director since 2008 and chairman of the board since 2011. He is chairman of the investment committee and a member of the executive committee. He is the chairman of all subsidiary boards.

Mr. Stecher facilitates and guides the business of the board, supporting its effectiveness by bringing his deep knowledge of the company as well as industry challenges and opportunities. Over his long tenure in management, he was our president and chief executive officer responsible for operations, our chief financial officer responsible for capital management, our face to the analyst and investor communities and our corporate secretary conversant in governance trends. In the course of his financial leadership, he developed business knowledge and relationships across our operations.

Mr. Stecher was the president and chief executive officer of the company and its lead subsidiary, The Cincinnati Insurance Company, from 2008 to 2011. For both companies, he was chief financial officer from 2001 to 2008 and executive vice president from 2006 to 2008. He also was chairman of the lead subsidiary from 2006 to 2008. He served as senior vice president for both companies until 2006, beginning in 1999 for the company and in 1997 for its lead subsidiary. He was secretary of both companies from 1999 to 2008, and treasurer for the company from 1999 to 2008. Mr. Stecher advanced through the ranks of the company’s life insurance subsidiaries from 1967 to 1982, when his responsibilities within the accounting area broadened to include property casualty insurance accounting. He is a trustee since 2009 of the American Institute for Chartered Property Casualty Underwriters, and past president of the Insurance Accounting & Systems Association, Southwestern Ohio Chapter. He earned a Master of Business Administration in finance from Xavier University after graduating from the University of Cincinnati with a Bachelor of Science degree in Accounting. His activities have included service and leadership on nonprofit community boards that support high school and college institutions.

John F. Steele, Jr., age 59, has been a company director since 2005 and is a member of our audit and executive committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of 34 percent of our commercial general liability insurance premiums.

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready mixed concrete supplier to the construction industry. He started his career at Hilltop in 1978 in sales and assumed responsibility for operations over time, becoming president in 1991 and holding that title until 2004. Prior to joining Hilltop, he was a sales executive for William Powell Company, a privately owned industrial valve manufacturer for which he has been a director since 2004. In 2012, Mr. Steele joined the board of advisers of Lykins Companies Inc., a privately owned full-service oil company. He was a director for privately owned Smook Bros. Inc., a Canadian construction company from 2006 to 2010. He has served on professional boards including the National Stone, Sand & Gravel Association, the Ohio Aggregates Association and the Ohio Ready Mixed Concrete Association. Mr. Steele has a Master of Business Administration from Xavier University and a Bachelor of Arts from Rollins College. His activities have included leadership and service on nonprofit boards for a youth mentoring organization, a university center for the study of family businesses and a community college.

Larry R. Webb, CPCU, age 57, has been a director of the company since 1979 and is a member of the executive committee. He is a director on our property casualty insurance subsidiary boards.

Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model. His agency does not advise the company on our insurance needs or sell insurance products or services to the company.

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977. He is a director since 2010 of SWD Corporation, a privately owned wholesaler serving small business owners. A graduate of Ohio University, Mr. Webb earned the Chartered Property Casualty Underwriter designation in 1982 and served as president from 1987 to 1988 and director from 1986 to 1992 of the Grand Lake Chapter of CPCU. His activities have included leadership and service to nonprofit community boards that support business ethics, cancer research, an airport authority and cultural organizations.

E. Anthony Woods, age 72, has been a director of the company since 1998 and is a member of the compensation, executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. Woods gained board and executive experience by leading high-growth organizations, enhancing his business development skills, financial acumen and sensitivity to shareholder expectations. His board and board committee service for multiple public and private companies in the healthcare and financial services sectors gives him a wide breadth of exposure to strategic, legal, investing, financing and operating issues and facilitates his contributions to oversight in these areas.

Mr. Woods is chairman and chief executive officer of his privately owned firm, SupportSource LLC, which offers management, financial and investment consulting. He has been chairman since 2003 of Deaconess Associations Inc., a Cincinnati-based, nonprofit healthcare services organization. From 1987 to 2003, he served as its president and chief executive officer, with prior experience from 1997 to 2003 as its chief financial officer. He has been chairman since 2006 and director since 2004 of LCA-Vision Inc., a publicly traded company, serving on its audit, compensation, governance and nominating committees. He has been a director since 2006 of Phoenix Health Systems, a privately owned information technology company serving hospitals and related organizations. He was a director from 2008 to 2012 and an audit committee member of Anchor Funding Services LLC, a financial services company serving small businesses; and a director from 2008 until its sale in 2010 of Critical Homecare Solutions Inc., a privately owned company providing home health care services. Mr. Woods has Bachelor and Master of Science degrees in engineering from the University of Tennessee and a Master of Business Administration in marketing and finance from Samford University.

Committees of the Board and Meetings

There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on our website at www.cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2012:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Bahl	X	X	X	X	X	Chair
Mr. Bier	X	X	X		X
Ms. Clement-Holmes	X	X
Mr. Debbink	X	X
Mr. Johnston	X			X	X
Mr. Lichtendahl	X	Chair				X
Mr. McMullen	X		Chair	X	X
Ms. Price	X	X	X			X
Mr. J. Schiff, Jr.	X			Chair	X
Mr. T. Schiff	X				X
Mr. Skidmore	X	X				X
Mr. Stecher	Chair			X	Chair
Mr. Steele, Jr.	X	X		X
Mr. Webb	X			X
Mr. Woods	X		X	X	X
Number of 2012 meetings	4	4	5	4	6	4

Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2012, all directors attended 100 percent of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In April 2012, all of the company’s then 14 directors attended the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on April 27, 2013.

Audit Committee – The audit committee oversees the process of accounting and financial reporting, audits and financial statements of the company. The report of the audit committee begins on Page 23.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its principal executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The report of the compensation committee begins on Page 28.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence, qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee – The executive committee exercises the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Governance of Your Company

Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually, and occasionally recommends changes for the board’s consideration and approval. These guidelines and codes are available on our website at www.cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct – Our Code of Conduct applies to all of our associates, including our officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline – Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Transcripts of all calls are reported to the audit committee.

Board Leadership and Executive Sessions – The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of chairman of the board and chief executive officer are separated. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

When the chairman of the board is not an independent director, the board appoints the chairman of the nominating committee as the board’s lead director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, outside of the presence of management, at every regularly scheduled meeting of the board of directors. Our Corporate Governance Guidelines are available on our website at www.cinfin.com/investors.

Stock Ownership Guidelines – Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. Director and Officer Ownership Guidelines are available on our website at www.cinfin.com/investors.

Risk Management – The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. The subject of risk management is a recurring agenda item for which the board receives a report at each regularly scheduled board meeting from the chief risk officer, including in-person reports twice each year. The chief risk officer has direct access to all members of the board of directors.

Additionally, the charters of certain of the board’s committees assign oversight responsibility for particular areas of risk. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our nominating committee oversees risk associated with our corporate governance guidelines and legal, regulatory and compliance risks. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Director Independence – Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner (other than a limited partner), controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of February 1, 2013: William F. Bahl, Gregory T. Bier, Linda Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods.

Following the re-election of the directors included in this proxy, a majority (10) of the 15 directors would meet the applicable criteria for independence under Nasdaq listing standards.

Director Nomination Considerations and Process – The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors that satisfy the needs of the board.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our website at www.cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2012 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating with the Board – Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the corporate secretary of the company to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board members with summary information regarding correspondence.

Certain Relationships and Transactions

The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:

•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2012 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:

Thomas R. Schiff is a director of Cincinnati Financial Corporation and the chief executive officer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. He and John J. Schiff, Jr., the chairman of the executive committee of the board of directors of Cincinnati Financial Corporation and all its subsidiaries, together with Mr. John J. Schiff, Jr.’s sons John J. Schiff III and Charles O. Schiff, collectively own a majority interest in the insurance agency. Our subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. fees and commissions of $4,621,404. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $696,127. John J. & Thomas R. Schiff & Co. Inc. paid rent to the company in the amount of $122,455 for office space located in the headquarters building.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director, chief executive officer and president of Skidmore Sales & Distributing Company Inc., which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $452,298.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $617,281.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $725,586 as compensation for selling the company’s insurance products to the agency’s clients. This agency does not advise the company on our insurance needs or sell insurance products or services to the company.

An executive officer who is a senior vice president of the company’s insurance subsidiaries has a brother who is a secretary of the company’s property casualty insurance subsidiary and manager of workers’ compensation claims in the Headquarters Claims department with 35 years of experience in both the Field Claims and Headquarters Claims departments. In 2012, the executive officer’s brother earned compensation consisting of salary, incentive bonus, stock-based compensation and perquisites totaling $185,837. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Audit-Related Matters

Proposal 2 – Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2013. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2013 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has eight independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2012, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other matters, those related to the conduct of the audit of the company’s consolidated financial statements and those required to be discussed by Auditing Standards No. 61, as modified or supplemented (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche its independence from the company. The committee considered whether services Deloitte & Touche provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2012, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2013, and is presenting the selection to the shareholders for ratification.

Submitted by the audit committee:

William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2012.

	Year Ended December 31,
	2012	2011

Audit Fees	$2,176,500	$2,407,000
Audit-Related Fees	47,000	67,000
Tax Fees	208,304	496,502
Subtotal	2,431,804	2,970,502
All Other Fees	47,090	1,902,858
Deloitte & Touche LLP Total Fees	$2,478,894	$4,873,360

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2012 and 2011, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of non-audit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the preapproval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees –For professional services performed by the independent registered public accounting firm for the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees –For assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits.

Tax Fees –For professional services performed by the independent registered public accounting firm with respect to tax compliance and preparation including review of our tax returns and related research as well as IRS audit assistance. None of the tax fees in 2012 or 2011 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees –For advisory services provided by the independent registered public accounting firm to assist the company in gathering and grouping data for the underwriting and pricing of commercial lines policies.

Compensation of Named Executive Officers and Directors*

Proposal 3 – Advisory Vote on Compensation of Our Named Executive Officers

Section 14A of the Securities Exchange Act of 1934 (Exchange Act), requires us to provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Our board agreed to hold such advisory votes every year, the frequency selected by over 88 percent of the shareholders who voted on the frequency proposal at the 2011 Annual Meeting of Shareholders.

As described in detail below in the Compensation Discussion and Analysis, Page 28, we seek to align the interests of our named executive officers with the interests of our shareholders. The compensation committee (the committee) endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward, develop and retain the executive talent required to achieve the company’s business objectives, with the ultimate goal of increasing shareholder value. At the same time, the committee is careful to ensure that compensation paid to executives is not excessive as compared with peer companies and does not encourage unreasonable risk-taking, that its decisions are transparent and easily understood by all stakeholders, and that the elements of compensation employed are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.

The committee has structured its executive compensation program to address the following key components of compensation considered each year:

•	We use nonincentive cash compensation (base annual salary) to provide adequate and stable compensation that can increase incrementally over time;
•	We use incentive cash compensation (annual incentive compensation) at reasonable levels to reward short-term performance of named executive officers by focusing executive attention on initiatives and tactical actions believed to be important for achievement of longer-term strategic goals;
•	We use grants of stock options, performance-based restricted stock units (PSUs) and time-vesting restricted stock units (RSUs) to align executive officer and shareholder financial interests and focus on the long term. We structure overall compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and, for stock options, when our stock price increases. We do not pay dividends or dividend equivalents on unvested stock-based awards; and
•	We cap the amounts that may be earned under any award of performance-based compensation.

The committee’s emphasis on performance-based compensation awards is intended to strengthen the link between our executive management and our shareholders by rewarding our executive officers when their efforts produce results that benefit our shareholders.

As we describe in the Executive Summary of the Compensation Discussion and Analysis, Page 28, in 2012, our company delivered strong financial and operational performance including:

•	Strong growth of 12 percent in consolidated property casualty net written premiums, reflecting improved pricing, rising insured exposures and new business from agencies appointed as a part of our growth strategy to write $5 billion in annual direct written premiums by the end of 2015.
•	Marked improvement in the profitability of our property casualty insurance business, with a combined ratio of 96.1 percent, 13.2 points better than the 109.3 percent combined ratio reported for 2011, as long-term initiatives to improve underwriting and pricing that began several

* In our disclosure about compensation paid to our named executive officers we refer to several Non-GAAP measures, including “operating income,” “net written premiums” and “value creation ratio.” The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are attached to this proxy statement at Appendix A.

years ago continued to mature and deliver results. Results also were helped by lower catastrophe losses during the year.

•	Healthy growth in pretax investment income of 1 percent, and a 6 percent increase in the fair value of our invested assets plus cash.
•	A 157 percent increase in net income to $421 million, with operating income of $393 million, or $2.40 per share, up 230 percent.
•	Book value increase of 8 percent, to $33.48 per share.
•	Value Creation Ratio (VCR) of 12.6 percent, within our announced goal of producing an annual average VCR of 12 percent to 15 percent for the five-year period from 2010 to 2014.
•	Increase in cash dividends paid to shareholders for the 52nd consecutive year, to an indicated annual dividend of $1.63 per share.
•	At December 31, 2012, our one-year total shareholder return of 34.2 percent, exceeding that of eight of the 10 members of our peer group. Our three-year total shareholder return of 73.6 percent exceeded that measure for each of the 10 peer companies.

These efforts supported an increase of our indicated annual cash dividend for the 52nd consecutive year. We believe this record is matched by only nine other publicly traded companies. The dividend increase reflects the confidence our board of directors has in our strong capital, liquidity and financial flexibility, as well as progress through our initiatives to improve earnings performance. Through the cash dividends declared and share repurchases made during the year, we returned $263 million to shareholders for 2012.

As the committee considers executive compensation, it evaluates our performance and establishes performance hurdles for performance-based compensation with reference to other insurance companies that we have identified as our peer group. See Page 41 for information about the companies in our peer group. Although our performance over the last three years exceeded that of all 10 companies of our peer group as measured by three-year total shareholder return, realizable compensation for our named executive officers remains comparatively low, ranking below the 17th percentile. We believe our executive compensation program provides the appropriate incentives to encourage our executive team to continue to deliver value to our shareholders over the long term, while providing appropriate protection against excessive risk taking to produce those results.

This proposal on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation for our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board or the committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2013 proxy statement.

Submitted by the compensation committee:

W. Rodney McMullen (chair), William F. Bahl, Gregory T. Bier,
Gretchen W. Price and E. Anthony Woods

Compensation Committee Interlocks and Insider Participation

In 2012, W. Rodney McMullen, William F. Bahl, Gregory T. Bier, Gretchen W. Price and E. Anthony Woods served on the compensation committee. During the 2012 fiscal year, none of the compensation committee members was an officer, employee or former officer of Cincinnati Financial Corporation.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the compensation committee (committee) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2012, who were:

Name	Title
Steven J. Johnston	President and Chief Executive Officer
Jacob F. Scherer	Chief Insurance Officer and Executive Vice President
Michael J. Sewell	Chief Financial Officer and Senior Vice President
Martin J. Hollenbeck	Chief Investment Officer and Senior Vice President
Kenneth W. Stecher	Chairman of the Board
Thomas A. Joseph[1]	Former Senior Vice President, Personal Lines
1Mr. Joseph’s employment with the company ended September 24, 2012.

Executive Summary

Overview

Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on direct written premium volume from our insurance subsidiary. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent. We also believe that as an associate’s level of responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation program aims to tie a meaningful level of each officer’s compensation to awards that require achievement of the primary financial objectives by which we measure the company’s performance, creating a firm link between pay and performance.

2012 Financial and Business Highlights

In 2012, the company delivered strong financial and operating results. Highlights included:

•	Strong growth of 12 percent in consolidated property casualty net written premiums, reflecting improved pricing, rising insured exposures and new business from agencies appointed as a part of our growth strategy to write $5 billion in annual direct written premiums by the end of 2015.
•	Marked improvement in the profitability of our property casualty insurance business, with a combined ratio of 96.1 percent, 13.2 points better than the 109.3 percent combined ratio reported for 2011, as long-term initiatives to improve underwriting and pricing that began several years ago continued to mature and deliver results. Results also were helped by lower catastrophe losses during the year.
•	Healthy growth in pretax investment income of 1 percent, and a 6 percent increase in the fair value of our invested assets plus cash.
•	A 157 percent increase in net income to $421 million, with operating income of $393 million, or $2.40 per share, up 230 percent.
•	Book value increase of 8 percent, to $33.48 per share.
•	Value Creation Ratio (VCR) of 12.6 percent, within our announced goal of producing an annual average VCR of 12 percent to 15 percent for the five-year period from 2010 to 2014.
•	Increase in cash dividends paid to shareholders for the 52nd consecutive year, to an indicated annual dividend of $1.63 per share.
•	At December 31, 2012, our one-year total shareholder return of 34.2 percent, exceeded that of eight of the 10 members of our peer group. Our three-year total shareholder return of 73.6 percent exceeded that measure for each of the 10 peer companies.

Relationship Between Company Performance and Chief Executive Officer Compensation

Generally the committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, that the named executive officers’ compensation, including the chief executive officer, will be higher than when the company’s performance lags its peers. The following graphs illustrate the directional relationships between company performance, based on the two performance metrics used in our performance-based awards and the compensation of our chief executive officer for the three years ending 2012.

Despite delivering total shareholder return exceeding that of all of the companies in our peer group over the last three years, realizable compensation for our named executive officers for the same period continued to lag that realized by those of our peer group. The Pay for Performance graph below shows that for the three years ending December 31, 2012, we outperformed all of our peer companies, while realizable compensation for our chief executive officer and other named executive officers remained near the bottom of the group, at or below the 17th percentile.

1 Three-year realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: base annual salary, discretionary cash bonus, short-term non-equity incentive compensation, long-term non-equity incentive compensation, amounts shown as “all other” in the Summary Compensation Table, value realized on exercise of stock options, value realized on vesting of stock awards, value of exercisable stock options, value of unvested shares and value of unvested incentive plan shares for the three years ending 2011, the most recent year for which such data is available.

Executive Compensation Practices

The committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

We Do	We Don’t
Link Pay to Performance – The majority of pay awarded by the committee to each executive officer each year is tied to achievement of short- and long-term performance objectives and changes in the market value of the company’s common stock.	Use Employment Contracts – We employ all of our executive officers at will.
Review Data Sheets – Each year the committee reviews data sheets recounting the compensation history for each executive officer. For the named executive officers, the committee additionally reviews compensation and performance data for the companies in the peer group before making executive compensation decisions.	Pay Dividends or Dividend Equivalents – We do not pay dividends or dividend equivalents on unvested stock awards.
Mitigate Excessive Risk – Compensation earned from performance-based awards are capped and are subject to clawback policies and provisions. Company-level performance objectives relative to peers minimizes the ability of any single individual or business unit to control their own performance-based compensation. The committee’s authority to exercise negative discretion and eliminate payment of any award also is a powerful risk control.	Reprice or Exchange Stock Options – We do not reprice or exchange stock options. We consider stock options to be performance-based compensation that links the financial success of our associates to shareholders. Since shareholders cannot reprice or exchange their shares, neither do we.
Use Double Trigger Change in Control Provisions – Both our annual incentive and stock-based compensation plans include double trigger change in control provisions.	Include Stock-Based Awards in Calculations for Pension or Other Retirement Benefits – Our pension is calculated based on salary only, and our matches to 401(k) and top hat savings plan contributions are limited to cash compensation.
Perform Compensation Risk Assessments – Our chief risk officer performs this assessment each year, and it is considered by the committee as part of its decision making process.	Allow Hedging Transactions by Executive Officers or Directors – Our Securities Trading Policy prohibits transactions such as short sales, prepaid forward sales contracts or other hedging transactions that we believe decouples the director’s or officer’s interests from those shared by our shareholders generally.

Results of 2012 Advisory Vote to Approve Executive Compensation

At the 2012 Annual Meeting of Shareholders, over 98 percent of the votes cast were in favor of this proposal. The committee believed this favorable outcome demonstrated support of its decisions and our overall executive compensation program. Subsequent discussions with investors representing nearly 30 percent of the shares outstanding confirmed this belief. All of the shareholders contacted during our annual investor engagement efforts favorably commented on the company’s executive compensation program, criteria for performance-based awards, and overall level of pay. As a result, the committee made no material changes in the structure of our compensation program. At the 2013 Annual Meeting of Shareholders, we will again hold an advisory vote to approve executive compensation (see page 26). The committee will continue to consider the results of these annual advisory votes and feedback from investor engagements in its deliberations about our executive compensation program.

Components of Compensation

Total direct compensation (TDC) is the compensation annually determined or awarded each year by the committee. Total direct compensation has three components: base annual salary, annual incentive cash and long-term performance-based equity compensation. As illustrated in the following chart, in 2012 almost two-thirds of total direct compensation to the named executive officers was performance-based and not guaranteed.

Base Annual Salary

We use base annual salary to attract executive talent and to provide adequate and stable compensation. The committee reviews and sets base annual salaries for the named executive officers each year. In determining base annual salary, the committee considers:

•	the officer’s role and responsibilities
•	fairness, as compared with officers with similar responsibilities, experience and performance
•	current compensation level
•	individual performance

Base annual salaries may be adjusted to reflect annual merit increases, if any, promotions or changes in role or responsibilities and market adjustments.

In February 2012, the committee increased Mr. Hollenbeck’s base annual salary by 8.7 percent to better reflect the importance of the role of chief investment officer to the company’s business strategy and to recognize his strong individual performance in the prior year. No other named executive officer received an adjustment to base annual salary in 2012.

Annual Incentive Compensation

We pay annual incentive compensation to encourage achievement of key short-term performance objectives believed to be important for achievement of longer-term strategic goals. Under the shareholder-approved Annual Incentive Compensation Plan of 2009 (2009 Plan), all executive officers are each eligible to annually receive an award of up to $2 million in cash based on achievement of specific performance-based criteria.

The 2009 Plan offers a wide range of performance objectives from which the committee may choose. The specific performance objectives, hurdles and targets for each year are contained in award agreements delivered to the individual officer each year. The 2009 Plan also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals and support the committee’s aim to achieve tax deductibility for this component of executive compensation.

Since 2009, the performance objective used for annual incentive compensation awards is our one-year value creation ratio relative to our peer group. We believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. The value creation ratio† is a two-part metric: 1) our rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share. For the period 2010 through 2014, we targeted an annual value creation ratio averaging 12 percent to 15 percent as our primary performance goal.

Target amounts for annual incentive compensation are set by the committee as a percentage of the named executive officer’s salary. The percentage of salary ranged from 65 percent to 80 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. For 2012, Messrs. Johnston and Stecher were assigned to the Chairman/CEO Tier for which target level awards were 80 percent of base annual salary. The other named executive officers were assigned to Tier I for which target level awards were 65 percent of base annual salary.

Performance hurdles for threshold, target and maximum awards were set at the 37.5th, 50th and 75th percentiles, respectively of the peer group. Stated another way, the company’s value creation ratio must equal or exceed that of four of the 10 peer companies to achieve the threshold hurdle, five peer companies to achieve the target hurdle and eight peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target.

The following formula is used to calculate the annual incentive award earned:

Base Annual Salary X Tier Target % X Performance Factor (0 – 200%)

As shown in the following chart, for 2012, the company achieved a value creation ratio of 12.6 percent and exceeded the value creation ratio achieved by seven of the 10 peer companies, qualifying for target-level payouts of 100 percent of target.

†  See Appendix A for a detailed definition of our value creation ratio on Page 60.

The following table shows how the formula was applied and the actual amounts awarded for 2012.

Name	Base Annual Salary	Tier Target Percentage of Base Annual Salary	2012 Performance Factor (Target)	Annual Incentive Compensation Awarded for 2012
Johnston	$800,000	80%	100%	$640,000
Scherer	750,000	65%	100%	487,500
Sewell	700,000	65%	100%	455,000
Hollenbeck	565,000	65%	100%	367,250
Stecher	500,000	80%	100%	400,000
Joseph	570,244	65%	100%	277,994[1]

1Mr. Joseph’s incentive compensation was prorated for the portion of 2012 that he was employed by the company, contributing to its overall results.

Long-Term Stock-Based Compensation

General

We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the company’s success. Although we do not have access to information about broker accounts, we estimate that approximately 90 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at www.cinfin.com/investors.

Stock-based awards granted to all associates in 2012 totaled less than 1 percent of total shares outstanding. In 2012, approximately 24 percent of all stock-based awards were granted to the company’s executive officers, including the named executive officers, and 76 percent were granted to approximately 2,500 other company associates. All stock-based awards are granted at 100 percent of fair value on the date of grant.

Types of Stock-Based Awards

The committee primarily grants two types of stock-based awards to the named executive officers: nonqualified stock options and performance-based restricted stock units (PSUs). The committee finds these awards effective because stock options have value only if there is a corresponding increase in value recognized by shareowners while PSUs focus executives on the sustained long-term performance of the company regardless of stock price fluctuations. Both stock options and PSUs can qualify as performance-based tax-deductible executive compensation. The named executive officers also are eligible to receive shares under the Holiday Stock Plan. The committee occasionally grants other types of stock-based awards, such as service-vesting restricted stock units (RSUs). We do not pay dividends or dividend equivalents on unvested stock-based awards.

Stock Options. For the named executive officers, the committee uses nonqualified stock options that vest and become exercisable in equal amounts over the three years following the grant date. We consider stock options to be performance-based compensation, because the associate recognizes value only if the market value of our stock appreciates over time. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally. When the stock price does not increase, the stock options do not have value. We do not, and have not, backdated, repriced or exchanged stock options.

PSUs. For the named executive officers, the committee uses PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals, and the three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If performance hurdles are achieved and an award of PSUs vests, the award is paid in shares of common stock, one share for each restricted stock unit. For PSUs, the committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Since November 2008, the performance objective for PSUs has been three-year total shareholder return relative to the companies in the peer group. The committee selected this measure because total shareholder return combines share price appreciation and dividends paid. It measures the total return achieved for the shareholder and the relative position reflects the market perception of overall performance relative to the peer group.

Setting Target Amounts for Stock-Based Awards

Target amounts for stock-based compensation are set by the committee as a percentage of the named executive officer’s salary. For 2012, the percentage of salary ranged from 97.5 percent to 120 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. For 2012 grants, the committee increased target amounts for stock-based awards for all tiers by 50 percent compared with the prior year’s target as it continued its efforts to incrementally increase the amount of compensation at risk and long-term compensation. For 2012, Messrs. Johnston and Stecher were assigned to the Chairman/CEO Tier for which target level awards were 120 percent of base annual salary. The other named executive officers were assigned to Tier I for which target level awards were 97.5 percent of base annual salary. The target dollar amount is then allocated between stock options and PSUs, and the target dollar amount for each is then divided by the fair value of the company’s stock on the date of grant to determine the target number of shares for each award. For 2012, the target value for stock awards was allocated 50 percent to stock options and 50 percent to PSUs. The following formula is used to calculate the number of shares underlying each grant of stock-based compensation.

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Grant Date Fair Value

The committee believes that this method of determining the number of shares for each stock-based award helps to conserve the number of shares available for grant under the shareholder approved plans.

2012 Stock-Based Grants

At its meeting on February 17, 2012, the committee granted the following stock-based awards to the named executive officers:

Name	# Nonqualified Stock Options	# PSUs
Johnston	13,472	13,472
Scherer	10,262	10,262
Sewell	9,578	9,578
Hollenbeck	7,731	7,731
Stecher	8,420	8,420
Joseph	7,803	7,803

For the PSUs granted in 2012, performance hurdles for threshold, target and maximum awards were set at the 25th, 50th and 75th percentiles, respectively of the peer group. Stated another way, the company’s three-year total shareholder return must equal or exceed that of three of the 10 peer companies to achieve the threshold hurdle, five peer companies to achieve the target hurdle and eight peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 75 percent, 100 percent and 125 percent, respectively, of target.

The following formula describes how the committee will calculate the number of shares earned:

Target # of Shares Underlying Award X Performance Factor (0 – 125%)

The performance period for the PSUs awarded in 2012 is the three calendar years ending December 31, 2014. The PSUs will vest and become payable on March 1, 2015, if the company achieves one of the performance hurdles described in the preceding paragraph.

Compensation Realized from PSUs Granted in Prior Years

As the company’s performance has improved over the last three 3-year performance cycles as measured by three-year total shareholder return relative to the peer group, the number of shares realized by the named executive officers from corresponding PSU grants also has increased.

Name	Performance Period	Target PSUs (#)	Achievement Level	PSUs Vested (#)
Johnston	2010-2012	5,117	Maximum	6,397
	2009-2011	2,400	Target	2,400
	2008-2010	2,400	<Threshold	-
Scherer	2010-2012	5,721	Maximum	7,152
	2009-2011	2,400	Target	2,400
	2008-2010	2,400	<Threshold	-
Sewell[1]	2010-2012	-		-
	2009-2011	-		-
	2008-2010	-		-
Hollenbeck	2010-2012	4,240	Maximum	5,300
	2009-2011	2,400	Target	2,400
	2008-2010	650	<Threshold	-
Stecher	2010-2012	9,672	Maximum	12,090
	2009-2011	7,900	Target	7,900
	2008-2010	2,400	<Threshold	-
Joseph	2010-2012	4,650	Maximum	5,813
	2009-2011	2,400	Target	2,400
	2008-2010	2,400	<Threshold	-

1 Mr. Sewell joined the company in May 2011.

Other Stock-Based Compensation

The named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full-time associate in good standing for each year of service up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

From time to time, the committee may use other forms of stock-based compensation, such as service-vesting restricted stock units. No such awards were granted by the committee to any of the named executive officers in 2012.

Policy on Hedging and Pledging of Company Stock

Hedging – Our officers and directors are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s or director’s interest from the interests of shareholders generally and can limit the officer’s or director’s ability to control the timing of stock transactions to avoid times when not in possession of material nonpublic information.

Pledging – We do permit our directors and officers to pledge shares of company stock. Throughout the history of our company, stock options have been an important component of the compensation we award to most associates each year. We consider stock options to be performance-based compensation, since they deliver no value to the associate unless the company’s performance is recognized by the market with an increase in the price of the company’s stock. We also believe that the link between associates and shareholders is strengthened and more meaningful to associates when they personally invest their own financial resources to exercise the stock options. Over the years, many of our long-serving executive officers, including some of the named executive officers, have borrowed money from various financial institutions to exercise stock options, using the shares they already owned or obtained upon exercise to collateralize the loan. Accumulation of shares in this way by our executive officers, and associates throughout our company, has produced a strong culture of ownership, linking the long-term financial prospects for our associates to the long-term financial prospects for our shareholders generally and allowing our associates the opportunity to incrementally build wealth for their future.

Our board of directors, through the compensation committee, has responsibility for our stock ownership guidelines and stock-based compensation programs. They regularly discuss the ownership progress made by individual executive officers and directors. Data regarding pledged shares is collected annually through director and executive officer questionnaires and has been reported in our proxy statement as a footnote to our beneficial ownership table for many years. All directors and executive officers comply with rigorous preclearance procedures and trading restrictions approved by the board of directors for any transaction involving the company’s stock. These controls are designed to help the individual officer or director exercise good judgment when pledging their shares, to help ensure that they do not find themselves in the position of involuntarily selling shares during a trading blackout or when they might otherwise be in possession of material nonpublic information.

On behalf of the compensation committee, as a part of our regular investor outreach efforts in early 2013, we asked investors representing nearly 30 percent of the shares outstanding for their views on pledging of company stock by the company’s directors and executive officers. The committee was interested in feedback from our investors on this issue to help it determine whether changes to our current compensation structure should be considered. It also was interested in our investors’ thoughts about what controls and procedures were important elements of appropriate oversight of pledging activities.

Generally, these investors told us that pledging of shares was not a particular concern, but that they would be interested in more disclosure on this subject, including disclosure about the board’s oversight of this activity. The committee factored this feedback into its decisions about executive compensation for 2013, and stock-based compensation generally, and decided to continue its long-standing tradition of including stock options as an important component of its executive compensation program. It also decided to continue the company’s policy of permitting reasonable pledging of shares, and will continue to evaluate the policy as it evolves, recommending additional or enhanced procedures to improve the board’s oversight of this activity.

The total number of shares pledged by the group of 29 directors and executive officers is approximately 1.75 percent of the total number of shares outstanding. Of those 29 individuals; 14 have no shares pledged, 13 have shares pledged in amounts that are less than 0.1 percent of the shares outstanding, and two have shares pledged in amounts that are less than 0.85 percent of the shares outstanding.

Stock-Based Award Grant Practices

In awarding stock options and other forms of stock-based compensation, the committee follows certain general precepts:

•	Timing. Since 2010, the committee established its February meeting as the date for granting stock-based compensation to company associates each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The committee makes its grants of restricted stock to directors under the

Directors’ Stock Plan of 2009 at its first regularly scheduled meeting of the year. The committee believes the consistency of this practice since adoption of the first Director Stock Plan in 2003 eliminates concerns over timing. When grants are made at any other time of the year, the committee ensures that such grants are granted outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

•	Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards since 2007 under the 2006 Stock Compensation Plan and Stock Option Plan VII, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. For stock options granted before 2007 under Stock Option Plan VII, the fair market value is defined as the closing price on Nasdaq on the business day prior to the grant date. Unless a future date is specified, the grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2009 Director Stock Plan and the Holiday Stock Plan is the average of the high and low sale price on Nasdaq on the grant date. The committee does not delegate timing or pricing of these stock-based awards to management.

Retirement Benefits

Defined Benefit Plans

Messrs. Scherer, Stecher and Joseph were participants in The Cincinnati Financial Corporation Retirement Plan (Retirement Plan), our defined benefit pension plan, in 2012. There are no special or enhanced pension formulas for the named executive officers, compared with other plan participants. The plan was frozen and closed to new participants in mid-2008.

These three named executive officers also participate in The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

For information about accumulated benefits under these plans and detailed information about the plans, see the 2012 Pension Benefits table and the discussion following, beginning on Page 50.

Defined contribution plans.

The named executive officers can participate in a tax-qualified 401(k) savings plan as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a nonqualified deferred compensation plan for a select group of management or certain highly compensated associates. The company matches contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, including Messrs. Johnston, Sewell and Hollenbeck, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation). The company also matches contributions by Messrs. Johnston, Sewell and Hollenbeck to the Top Hat Savings Plan of up to 6 percent of their annual cash compensation that exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2012 was $250,000.

For information about the amount of company matching contributions and specific information about the defined contribution plans, see the 2012 Nonqualified Deferred Compensation table and the discussion following, beginning on Page 52.

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates to build savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the named executive officers were under age 40 at the time of the transition. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Mr. Hollenbeck elected to leave the defined benefit plan in connection with the 2008 transition. Messrs. Johnston and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. All other named executive officers elected to remain in the pension plan.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as to other company officers, and may include personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and limited spouse travel and meals associated with certain business functions. The committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $14,086 for any named executive officer in 2012.

How We Make Compensation Decisions

Annual Compensation Setting Process

The committee evaluates and sets compensation for the named executive officers annually. In doing so, it considers:

•	Its judgment about the effectiveness of the executive compensation program generally;
•	The effect of any changes to the program;
•	The result of the most recent shareholder advisory vote to approve executive compensation and feedback about the executive compensation program received from shareholders during annual outreach calls;
•	The compensation risk assessment conducted by the company’s chief risk officer;
•	Current and historical compensation and performance data supplied by the chief executive officer for each named executive officer, excluding himself;
•	Reports generated through Equilar on the amounts and components of compensation paid to the named executive officers of the companies in the peer group;
•	Each officer’s individual performance, experience, expertise and functional responsibilities; and
•	Company performance, both financial and non-financial.

The committee meets in February each year to set base annual salaries, grant stock-based and incentive compensation awards and consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company.

Compensation Risk Considerations

The committee is responsible for overseeing the risk associated with the company’s compensation program. The company’s compensation plans and executive compensation program are designed with features intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation plans and programs encourage and reward prudent business judgment and appropriate risk-taking, and do not create risks that are reasonably likely to have a material adverse impact on the company.

In 2012, the committee considered the annual compensation risk assessment conducted by the chief risk officer. For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined.

The table below summarizes the risk mitigation factors identified in the 2012 compensation risk assessment.

Base Annual Salary Risk Mitigation Factors Base annual salary is set each year. Base annual salary levels are modest. Base annual salary adjustments require approval of the committee.

Annual Incentive Risk Mitigation Factors

Performance objectives are relative to peer companies

Achievement is determined by company performance, not individual performance.

Annual incentive compensation is subject to clawback provisions.

Performance objectives and targets are easily calculable and clearly disclosed to investors.

The committee may exercise negative discretion to reduce or eliminate awards when appropriate.

Robust processes require committee to certify performance and authorize payment.

Long-Term Stock-Based Compensation Risk Mitigation Factors

The company has stock ownership guidelines applicable to the named executive officers.

Exercising stock options requires investment of the associate’s personal funds.

Performance objectives are relative to peer companies.

Achievement of performance for PSUs is determined by company performance, not individual performance.

Stock-based compensation is subject to clawback provisions.

Performance objectives and targets are easily calculable and clearly disclosed to investors.

The committee may exercise negative discretion to reduce or eliminate awards when appropriate.

Robust processes require committee to certify performance achievement and authorize payment.

Benchmarking and Peer Group

We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the performance targets for our annual incentive compensation and PSUs are relative targets compared with our peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

We do not believe that benchmarking our executive compensation to an arbitrary level of compensation of our peer group adds value for shareholders. The compensation paid to our named executive officers as a group is low compared with the peer group. As reported by Equilar, total compensation of $8,481,281 paid to our named executive officers as a group in 2011, the last year for which peer data is available, was 51 percent of the average total compensation of $16,738,283 paid by companies in the peer group to their named executive officers as a group in the same year. We believe that increasing compensation for our named executive officers to achieve a benchmark at or above the median of our peers would serve only to increase compensation expense without a corresponding benefit to shareholders that we cannot otherwise achieve with our current structure and approach to executive compensation. Our approach is to consider competitive compensation practices and relevant factors to influence appropriate changes to our executive compensation structure and levels over time. This provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

For similar reasons, we do not benchmark compensation of individual named executive officers with executives carrying similar titles across a peer group. The committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. Beginning in 2012, our peer group consists of 10 companies:

The Allstate Corporation	Selective Insurance Group Inc.
The Chubb Corporation	State Auto Financial Corporation
Hanover Insurance Group Inc.	The Travelers Companies Inc.
Hartford Financial Services Group Inc.	United Fire Group Inc.
Markel Corporation	W.R. Berkley Corporation

These 10 publicly traded companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products and offer surplus lines coverages, similar to the business we entered in 2008.

Comparative performance and compensation data reviewed by the committee suggests that the company’s executive compensation is not excessive as compared with performance and compensation levels of the peer group. The following table ranks the company and the 10 companies in the peer group according to market capitalization at December 31, 2012, and ranks one- and three-year total shareholder returns as of December 31, 2012, as reported by Bloomberg LP and compensation data compiled by Equilar from our peers’ 2012 proxy statements, the most recent year for which such data is available.

Rank	Market Capitalization	One-Year Total Shareholder Return	Three-Year Total Shareholder Return	Total Direct Compensation (from 2012 Proxy Statements)
1	Travelers	Allstate	Cincinnati	Travelers
2	Chubb	Hartford	Chubb	Chubb
3	Allstate	Cincinnati	W.R. Berkley	Allstate
4	Hartford	Travelers	Travelers	W.R. Berkley
5	Cincinnati	Hanover	Allstate	Hartford
6	W.R. Berkley	State Auto	United Fire	Hanover
7	Markel	W.R. Berkley	Selective	Cincinnati
8	Hanover	Selective	Markel	Selective
9	Selective	Chubb	Hartford	State Auto
10	State Auto	United Fire	Hanover	Markel
11	United Fire	Markel	State Auto	United Fire

Compensation Consultants

The committee does not employ compensation consultants for recommendations concerning executive compensation. Our executive compensation levels are low compared with peers in line with our tradition of keeping overall expenses low. Our compensation programs are not complex and, because we do not benchmark compensation to peers, the committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or the determination of appropriate levels of compensation. The committee will continue to monitor our compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate to overall company and individual performance. The committee does review and consider peer group performance and compensation data collected from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax Considerations

Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” The committee intends for our annual incentive compensation awards and PSUs (which permit the committee to exercise negative discretion to reduce or eliminate payment of awards) to qualify for the performance-based compensation exception to the $1 million limitation. In addition, stock options are considered performance-based compensation that can qualify for the exception.

The committee believes that our shareholders are best served by not restricting its discretion and flexibility in making compensation decisions such as annual salaries, variable compensation awards, PSUs and other nonperformance-based awards, although some of these elements of compensation may from time to time result in certain nondeductible compensation expenses. Accordingly, the committee may from time to time approve compensation for certain named executive officers that is not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

In 2012, nonperformance-based compensation for all of the named executive officers fell below the $1 million Section 162(m) cap and is believed to be fully deductible.

The committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the committee has not authorized payment of tax gross-ups to executive officers.

Employment Agreements, Change in Control Provisions and Post-Retirement Benefits

We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 17-member group of executive officers, who average almost 25 years with the company.

In 2011, in connection with hiring Mr. Sewell as our new chief financial officer, the committee authorized a deferred compensation agreement between the company and Mr. Sewell. The purpose of the deferred compensation agreement was to encourage Mr. Sewell’s acceptance of the position by providing deferred compensation in an amount that would approximate the value of retirement benefits that Mr. Sewell would forego at his former employer. Under the terms of the deferred compensation agreement, upon attainment of age 58, Mr. Sewell may begin to receive payments equivalent to $4,500 per month or $54,000 annually for his lifetime. Mr. Sewell may alternatively elect to receive this benefit as a single life benefit for a 10-year period certain, a joint and 100 percent survivor benefit or a joint and 50 percent survivor benefit. Mr. Sewell does not become vested in the benefits of this agreement unless he remains employed by us until he reaches age 50.

Change in control provisions are included only in our 2006 Stock Compensation Plan and our Annual Incentive Compensation Plan of 2009, and those provisions apply to all associates receiving awards under the plan, not just to executive officers. The change in control provisions in these plans contains a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured, executive officer-level associates who remain part-time employees of the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. In 2012, no such compensation was paid to any associate who had previously retired from an executive position.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (3)	Option Awards ($) (2)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)		Total Compensation ($)

Steven J. Johnston	2012	$800,000	$-	$470,193	$95,277	$640,000	$-	$63,446	(6)	$2,068,916
Chief Executive Officer	2011	743,635	-	223,299	89,724	640,001	-	57,828		1,754,487
and President	2010	595,038	-	121,845	52,541	-	-	56,381		825,805
Cincinnati Financial Corporation

Jacob F. Scherer, Jr.	2012	750,000	-	358,430	72,575	487,500	613,312	15,299		2,297,116
Chief Insurance Officer and	2011	734,177	-	182,059	69,587	487,500	383,887	13,751		1,870,961
Executive Vice President	2010	666,659	-	136,461	58,738	-	360,733	14,817		1,237,408
The Cincinnati Insurance Company

Michael J. Sewell	2012	700,000	-	334,215	67,738	455,000	-	81,613	(6)	1,638,566
Chief Financial Officer,	2011	414,615	-	132,341	58,602	455,000	-	29,620		1,090,178
Senior Vice President and Treasurer
Cincinnati Financial Corporation

Martin F. Hollenbeck	2012	558,077	-	270,124	54,675	367,250	-	64,045	(6)	1,314,171
Chief Investment Officer and	2011	520,000	-	128,073	48,432	338,000	-	41,416		1,075,921
Senior Vice President	2010	494,262	-	101,213	43,536	-	-	46,270		685,281
Cincinnati Financial Corporation

Kenneth W. Stecher	2012	500,000	-	294,163	59,548	400,000	1,456,749	9,276		2,719,736
Chairman of the Board and former	2011	651,648	-	282,102	110,484	771,091	487,614	7,813		2,310,752
Chief Executive Officer	2010	935,576	-	230,495	99,312	-	1,040,519	8,826		2,314,728
and President
Cincinnati Financial Corporation

Thomas A. Joseph	2012	446,326	-	272,247	55,184	277,995	560,998	220,991		1,833,741
Former Senior Vice President	2011	570,244	-	140,429	53,113	370,659	372,517	7,940		1,514,903
The Cincinnati Insurance Company	2010	550,976	-	110,971	47,741	-	410,645	8,273		1,128,606

(1)	Amounts shown in the Stock Awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. PSUs are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. Amounts for PSUs are computed using a Monte-Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2012 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 135. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. The per share fair market values were $38.86, $27.58 and $30.11 for the grant dates of November 16, 2012, November 23, 2011 and November 24, 2010, respectively. There are no forfeitures of Holiday Stock awards in any year. PSUs granted on February 18, 2008, and July 1, 2008, were forfeited as of December 31, 2010, as the company’s three-year performance targets were not achieved as follows: 2,400 PSUs for Messrs. Stecher, Johnston, Scherer and Joseph and 650 PSUs for Mr. Hollenbeck. No PSUs or RSUs were granted in 2009.
(2)	Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options. These nonqualified stock options are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized by the named executive officers. For assumptions used in calculation of option awards, see our 2012 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 135. There were no forfeitures of option awards in 2012, 2011 or 2010. Option awards granted on January 28, 2002, were canceled in 2012 due to expiration of unexercised grants as follows: 16,538 for Mr. Stecher, 16,538 for Mr. Scherer, 3,308 for Mr. Hollenbeck and 16,538 for Mr. Joseph.
(3)	Maximum values of PSUs granted in 2012 are: $587,548 for Mr. Johnston, $447,569 for Mr. Scherer, $417,738 for Mr. Sewell, $337,177 for Mr. Hollenbeck, $367,217 for Mr. Stecher and $340,317 for Mr. Joseph; Maximum values of PSUs granted in 2011 are: $244,924 for Mr. Johnston; $189,103 for Mr. Scherer; $165,432 for Mr. Sewell; $131,496 for Mr. Hollenbeck; $299,909 for Mr. Stecher; and $144,204 for Mr. Joseph. Maximum values of PSUs awarded in 2010 are: $152,249 for Mr. Johnston; $170,218 for Mr. Scherer; $126,140 for Mr. Hollenbeck;

$287,742 for Mr. Stecher; and $138,349 for Mr. Joseph. Mr. Sewell was not an employee of the company until 2011.

(4)	No preferential earnings were paid on deferred compensation in 2012. Amounts in this column reflect changes in values of actuarially calculated accumulated benefit in the company’s Retirement Plan and SERP as follows:

In 2012: for Mr. Stecher, an increase of $272,891 for Retirement Plan and an increase of $1,183,858 for SERP; for Mr. Scherer, an increase of $162,240 for Retirement Plan and an increase of $451,071 for SERP; and for Mr. Joseph, an increase of $196,407 for Retirement Plan and an increase of $364,590 for SERP. In addition to one year of service credit under the Retirement Plan and the SERP for Messrs. Stecher, Scherer and Joseph, increases in plan balances are primarily due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 1.25 percent from 2.25 percent.

In 2011: for Mr. Stecher, an increase of $112,481 for Retirement Plan and an increase of $375,133 for SERP; for Mr. Scherer, an increase of $86,351 for Retirement Plan and an increase of $297,536 for SERP; and for Mr. Joseph, an increase of $100,609 for Retirement Plan and an increase of $271,908 for SERP. In addition to one year of service credit under the Retirement Plan and the SERP for Messrs. Stecher, Scherer and Joseph, increases in plan balances are primarily due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 2.25 percent from 2.5 percent.

In 2010: for Mr. Stecher, increases of $207,319 for Retirement Plan and $833,201 for SERP; for Mr. Scherer, increases of $164,210 for Retirement Plan and $196,523 for SERP; and for Mr. Joseph, increases of $204,244 for Retirement Plan and $206,401 for SERP. In addition to one year of service credit under the Retirement Plan and the SERP for Messrs. Stecher, Scherer and Joseph, increases in plan balances are primarily due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 2.5 percent from 4.0 percent.

(5)	For Messrs. Johnston, Hollenbeck and Stecher, includes perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 39.

For Mr. Scherer, includes perquisites in the amount of $14,086, which amount includes the incremental additional cost of $4,278 for spouse travel and meals for business events to which spouses are invited, club dues of $5,591, personal use of a company car valued at $2,169, premiums of $1,861 paid for a personal umbrella liability insurance policy and a safe driver award.

For Mr. Sewell, includes perquisites in the amount of $10,305, which amount includes the incremental additional cost of $3,628 for spouse travel and meals for business events to which spouses are invited, personal use of a company car valued at $2,651, premiums of $1,694 paid for a personal umbrella liability insurance policy and $2,268 for executive tax services.

For Mr. Joseph, includes perquisites in the amount of $6,549, which amount includes the incremental additional cost of $3,366 for spouse travel and meals for business events to which spouses are invited, premiums of $1,689 paid for a personal umbrella liability insurance policy, $1,000 of executive tax services, personal use of a company car and a safe driver award. Also for Mr. Joseph is $213,592, which amount represents payments made in 2012 pursuant to the separation agreement effective September 24, 2012, incorporated herein by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

(6)	Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $53,769 for Mr. Johnston, $69,300 for Mr. Sewell and $53,765 for Mr. Hollenbeck.

2012 Grant of Plan-Based Awards (1)

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)

Steven J. Johnston	2/17/2012	*								13,472	$35.63	$95,277
	2/17/2012	**	$192,000	$640,000	$1,280,000
	2/17/2012	*				10,104	13,472	16,840				470,038
	11/16/2012	***							4			155
Jacob F. Scherer, Jr.	2/17/2012	*								10,262	35.63	72,575
	2/17/2012	**	146,250	487,500	975,000
	2/17/2012	*				7,697	10,262	12,828				358,041
	11/16/2012	***							10			389
Michael J. Sewell	2/17/2012	*								9,578	35.63	67,738
	2/17/2012	**	136,500	455,000	910,000
	2/17/2012	*				7,184	9,578	11,973				334,176
	11/16/2012	***							1			39
Martin F. Hollenbeck	2/17/2012	*								7,731	35.63	54,675
	2/17/2012	**	110,175	367,250	734,500
	2/17/2012	*				5,799	7,731	9,664				269,735
	11/16/2012	***							10			389
Kenneth W. Stecher	2/17/2012	*								8,420	35.63	59,548
	2/17/2012	**	120,000	400,000	800,000
	2/17/2012	*				6,315	8,420	10,525				293,774
	11/16/2012	***							10			389
Thomas A. Joseph	2/17/2012	*								7,803	35.63	55,184
	2/17/2012	**	111,198	370,659	741,318
	2/17/2012	*				5,853	7,803	9,754				272,247

*	Cincinnati Financial Corporation 2006 Stock Compensation Plan.
**	Cincinnati Financial Corporation 2009 Incentive Compensation Plan.
***	Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page 34, for information about awards of shares under the Holiday Stock Plan.
(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2012.
(2)	The grant date fair value of shares awarded under the Holiday Stock Plan is 100 percent of the average of the high and low sales price on Nasdaq on the date of grant, which was $38.86 on November 16, 2012.

Total compensation for 2012 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2011 levels because of compensation earned for the full year of 2012 at the full base annual salary established upon 2011 promotions for Mr. Johnston and Scherer, and upon the hiring of Mr. Sewell. Higher grant date fair value per share for stock-based compensation also contributed to the increase, particularly as new allocations of stock awards to one-half PSUs and one-half nonqualified stock options, compared with the 2011 allocation of one-third PSUs and two-thirds nonqualified stock options, increased the overall value of such grants.

Total compensation for 2011 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, increased from 2010 levels because of payout of annual incentive compensation awards at the target level, and the addition of Mr. Johnston to the higher Chairman/CEO award tier, which increased his target level for both annual incentive compensation and stock-based compensation granted in 2011. Mr. Johnston was promoted to president and chief executive officer effective May 2, 2011. Nonincentive cash compensation, which in 2011 and 2010 consisted only of salary and in 2009 consisted of salary and discretionary bonus, decreased for the named executive officers as a group, as base annual salaries were adjusted upward for Messrs. Johnston and Scherer and downward for Mr. Stecher in connection with the May 2011 management changes.

Total 2010 compensation, excluding attributions of compensation related to retirement plans, increased from 2009 levels as the committee resumed grants of stock-based compensation.

Nonincentive cash compensation, which in 2010 consisted only of salary, decreased from 2009 levels as the committee restructured the executive compensation program.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the committee for the year because of the timing of adjustments to base annual salary made in the respective years. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:

•	In February 2012, the committee set base annual salaries at levels unchanged from 2011 at $800,000 for Mr. Johnston; $750,000 for Mr. Scherer; $700,000 for Mr. Sewell; $500,000 for Mr. Stecher and $570,244 for Mr. Joseph and increased the base annual salary for Mr. Hollenbeck to $565,000 to better reflect the importance of the role of chief investment officer to the company’s business strategy and to recognize his strong individual performance in the prior year.

•	Effective May 2, 2011, in connection with changes in position and responsibility, the committee adjusted base annual salaries to $500,000 for Mr. Stecher; $800,000 for Mr. Johnston and $750,000 for Mr. Scherer. Effective on his date of hire on May 31, 2011, the committee set base annual salary at $700,000 for Mr. Sewell.

•	In February 2011, the committee set base annual salaries for the named executive officers at levels unchanged from 2010 at $963,863 for Mr. Stecher; $627,590 for Mr. Johnston; $701,602 for Mr. Scherer and $570,244 for Mr. Joseph. In February 2010, the committee set 2010 base annual salaries at $963,863 for Mr. Stecher; $627,590 for Mr. Johnston; $701,602 for Mr. Scherer; and $570,244 for Mr. Joseph. As a part of the executive compensation program restructured beginning in 2010, base salary amounts were adjusted to include a portion of the reduced level of discretionary bonus awarded in 2009 that was not considered by the committee to be “at risk.” With the restructuring, discretionary bonuses were eliminated as a regular component of compensation for executive officers.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans and changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year. See Retirement Benefits, Page 38.

Outstanding Equity Awards at 2012 Year-End

	Option Awards (1) (2)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven J. Johnston	8,000			$25.08	7/1/2018
	8,000			26.59	11/14/2018
	6,823	3,411		26.58	2/19/2020
									5,117	$198,488	(3)
	2,664	5,327		34.04	2/18/2021
						922	$35,764	(4)
									3,996	155,005	(4)
	1,631	3,262		31.62	5/2/2021
									2,447	94,919	(5)
		13,472		35.63	2/17/2022
									13,472	522,579	(7)
Jacob F. Scherer, Jr.	16,538			38.80	1/19/2014
	21,000			41.62	1/25/2015
	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	8,000			26.59	11/14/2018
	7,627	3,814		26.58	2/19/2020
									5,721	221,918	(3)
	2,978	5,955		34.04	2/18/2021
						1,031	$39,992	(4)
									4,467	173,275	(4)
	222	442		31.62	5/2/2021
									332	12,878	(5)
		10,262		35.63	2/17/2022
									10,262	398,063	(7)
Michael J. Sewell	3,341	6,680		30.27	5/31/2021
									5,011	194,377	(6)
		9,578		35.63	2/17/2022
									9,578	371,531	(7)

	Option Awards (1) (2)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin F. Hollenbeck	3,308			$38.80	1/19/2014
	5,250			41.62	1/25/2015
	4,000			45.26	2/2/2016
	2,000			44.79	1/31/2017
	2,250			37.59	2/18/2018
	8,000			26.59	11/14/2018
	5,653	2,827		26.58	2/19/2020
									4,240	$164,470	(3)
	2,207	4,414		34.04	2/18/2021
						764	$29,636	(4)
									3,311	128,434	(4)
		7,731		35.63	2/17/2022
									7,731	299,885	(7)
Kenneth W. Stecher	16,538			38.80	1/19/2014
	21,000			41.62	1/25/2015
	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	30,000			26.59	11/14/2018
	12,896	6,448		26.58	2/19/2020
									9,672	375,177	(3)
	5,035	10,069		34.04	2/18/2021
						1,416	54,927	(4)
									7,552	292,942	(4)
		8,420		35.63	2/17/2022
									8,420	326,612	(7)
Thomas A. Joseph	16,538			38.80	1/19/2014
	21,000			41.62	1/25/2015
	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	10/31/2017
									4,650	180,374	(3)
	7,261			34.04	10/31/2017
									3,631	140,846	(4)
	7,803			35.63	10/31/2017
									7,803	302,678	(7)

(1)	Option shares awarded and exercise price have been adjusted to reflect stock splits and stock dividends where applicable.
(2)	One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below by expiration date:

Grant Date	Vesting Dates			Expiration Date
2/1/2003	2/1/2004	2/1/2005	2/1/2006	2/1/2013
1/19/2004	1/19/2005	1/19/2006	1/19/2007	1/19/2014
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017
2/18/2008	2/18/2009	2/18/2010	2/18/2011	2/18/2018
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018
2/19/2010	2/19/2011	2/19/2012	2/19/2013	2/19/2020
2/18/2011	2/18//2012	2/18//2013	2/18//2014	2/18//2021
5/2/2011	5/2/2012	5/2/2013	5/2/2014	5/2/2021
5/31/2011	5/31/2012	5/31/2013	5/31/2014	5/31/2021
2/17/2012	2/17/2013	2/17/2014	2/17/2015	2/17/2022

Vesting is accelerated and stock options are exercisable immediately upon retirement for Mr. Stecher due to attainment of normal retirement age or 35 years of continuous service.

(3)	PSUs granted on February 19, 2010, vested and were paid on March 1, 2013, as the company achieved the maximum level of performance set forth in the grant agreement for the three-year performance period ending December 31, 2012.
(4)	RSUs granted on February 18, 2011, will vest on February 18, 2014. PSUs granted on February 18, 2011, will vest on March 1, 2014, if company-level performance targets are achieved.
(5)	PSUs granted on May 2, 2011, will vest on March 1, 2014, if company-level performance targets are achieved.
(6)	PSUs granted on May 31, 2011, will vest on March 1, 2014, if company-level performance targets are achieved.
(7)	PSUs granted on February 17, 2012 will vest on March 1, 2015, if company-level performance targets are achieved.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Steven J. Johnston	-	$-	2,400	$84,600
Jacob F. Scherer, Jr.	16,538	99,559	2,400	84,600
Michael J. Sewell	-	-	-	-
Martin F. Hollenbeck	3,308	24,380	2,400	84,600
Kenneth W. Stecher	16,538	98,941	7,900	278,475
Thomas A. Joseph	33,837	345,520	3,238	117,064

2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Steven J. Johnston (2)	Qualified Pension Plan	n/a	$-
	Supplemental Retirement Plan	n/a	-
Jacob F. Scherer, Jr. (3)	Qualified Pension Plan	29	1,107,900
	Supplemental Retirement Plan	29	1,523,845
Michael J. Sewell (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Martin F. Hollenbeck (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Kenneth W. Stecher (3)	Qualified Pension Plan	45	1,725,154
	Supplemental Retirement Plan	45	4,210,970
Thomas A. Joseph (4)	Qualified Pension Plan	36	1,415,041
	Supplemental Retirement Plan	36	1,448,767

(1)	Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2012, using the Pension Benefit Guaranty Corporation Immediate Interest Rate published on December 15, 2011, which was 1.25 percent, and the 1983 Group Annuity Mortality Table for males, set back one year.
(2)	Messrs. Johnston and Sewell joined the company after entry into the defined benefit pension plan was closed. Mr. Hollenbeck elected to leave the defined benefit plans in 2008 in connection with changes to our retirement benefit plans.
(3)	At December 31, 2012, Mr. Stecher had reached the normal retirement age under the Retirement Plan and the SERP. Mr. Scherer had reached the early retirement age under the Retirement Plan and the SERP.
(4)	Mr. Joseph accrued no additional benefit under the Retirement Plan or the SERP after September 24, 2012.

Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. Members who were actively employed by the company on June 30, 2008, became fully vested in their accrued benefit. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness and military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the Retirement Plan is 40 years. The maximum amount of service that may be earned under the Retirement Plan is 50 years for members who were employees of our former subsidiary, Inter-Ocean Insurance Company on or before February 23, 1973. Mr. Stecher was an employee of Inter-Ocean Insurance Company on that date and can earn up to 50 years of service credit. There are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greatest of the following three calculated amounts:

The first calculated amount is the sum of:

1.	0.45 percent of the member’s average monthly earnings plus 1.35 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus

2.	0.6 percent of the members’ average monthly earnings plus 1.8 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:

1.	0.9 percent of the member’s final average earnings; multiplied by years of service up to 15 years, plus

2.	1.2 percent of the member’s final average earnings; multiplied by years of service between 16 and 40.

The third calculated amount applies only to employees originally hired by our former subsidiary, Inter-Ocean Insurance Company, and is calculated as 1.0 percent of the member’s final average earnings multiplied by years of service not in excess of 50 years. Mr. Stecher is the only named executive officer eligible for this calculation.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•	Single life only
•	Single life only with 60-month or 120-month guarantee
•	Joint and 50 percent contingent annuity
•	Joint and 66.67 percent contingent annuity
•	Joint and 75 percent contingent annuity
•	Joint and 100 percent contingent annuity
•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of the single life annuity alternative. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan. The second retirement plan in which some named executive officers participate is The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

All of the named executive officers who participate in the SERP were members of the SERP on or before January 1, 2006. For members added to the SERP on or after December 1, 2006, the normal retirement benefit under the SERP will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code over the member’s monthly benefit payable under the Retirement Plan as of the member’s retirement date. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The committee engaged Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans. Towers Watson also brokers our property casualty and certain working reinsurance treaties, and we have used Towers Watson for various projects, including access to catastrophe loss modeling.

2012 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2011 Year-End	Executive Contributions in 2012	Registrant Contributions in Last FY	Aggregate Earnings in 2012	Aggregate Balance at 2012 Year-End
	($)	($)(3)	($)(4)	($)	($)(5)

Steven J. Johnston	$220,805	$160,004	$38,769	$86,984	$506,563
Jacob F. Scherer, Jr.	612,681	52,500	-	109,136	774,317
Michael J. Sewell	20,451	54,300	54,300	4,253	133,304
Martin F. Hollenbeck	242,187	38,765	38,765	66,608	386,325
Kenneth W. Stecher	26,576	-	-	5,190	31,766
Thomas A. Joseph	127,603	13,390	-	26,949	167,941

(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)	No withdrawals or distributions occurred in 2012.
(3)	The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the salary column, and included in the amounts shown for total compensation.
(4)	The amounts shown in this column reflect the company’s match of the eligible named executive officer’s contributions, up to 6 percent of the portion of their cash compensation that exceeds $250,000.

(5)	Of the amounts shown in this column, $142,319, $335,429, $10,148, $11,318, $71,390 for Messrs. Johnston, Scherer, Sewell, Stecher and Joseph, respectively, were reported in the Summary Compensation Table in prior years.

Defined contribution plans. The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. Fifth Third Bank, a subsidiary of Fifth Third Bancorp, was the third-party administrator of the company’s defined contribution plans, as of December 31, 2012. Beginning in 2013, administration of the plans transitioned to Fidelity Management Trust Company. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and variable compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2012 was $250,000. Contributions made by associates immediately vest, while company matching contributions vest with three years of service. Messrs. Johnston, Sewell and Hollenbeck participate in these defined contribution plans and receive company matches of contributions made in each up to the 6 percent maximum. The company’s matching contributions vest on the third anniversary of an associate’s employment.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholdings. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefits plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for certain officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Under the defined contribution plans, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the named executive officer’s account are calculated based on the performance of the applicable investment choice(s) selected by the named executive officer. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments Upon Termination or Change of Control

We do not have employment contracts or severance plans applicable to any of our named executive officers. Assuming a termination of employment on December 31, 2012, amounts the named executive officer would receive are governed by the terms of our qualified and nonqualified defined benefit and deferred compensation plans, the 2006 Stock Compensation Plan and earlier plans and the 2009 Annual Incentive Compensation Plan. Generally, upon termination of employment for any reason, the named executive officer would be entitled to receive the balance of the Top Hat Savings Plan account disclosed in the Aggregated Balance at 2012 Year-End column of the 2012 Nonqualified Deferred Compensation Plan table. Additionally, individual named executive officers would be entitled to receive the amounts set forth in the table below, depending on age and the nature of the termination as set forth in the following table:

Potential Payments Upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Steven J. Johnston	(1)	$506,563	$-	$-	$-	$1,403,797	$1,403,797	$-	$640,000	$640,000
Jacob F. Scherer, Jr.	(2)	774,317	934,617	1,285,503	-	1,175,739	1,175,739	-	487,500	487,500
Michael J. Sewell	(1)	133,304	-	-	-	807,356	807,356	-	455,000	455,000
Martin F. Hollenbeck	(3)	386,325	-	-	-	863,446	863,446	-	367,250	367,250
Kenneth W. Stecher	(4)	31,766	1,725,154	$4,210,970	217,842	1,473,116	1,473,116	400,000	400,000	400,000
Thomas A. Joseph	(5)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Messrs. Johnston and Sewell were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP. If either retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of outstanding stock-based awards under the 2006 Stock Compensation Plan, but not earlier plus target levels of his any outstanding annual incentive compensation award.
(2)	Mr. Scherer is eligible for early retirement under the defined benefit pension plan and SERP. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of target levels of outstanding stock-based awards under the 2006 Stock Compensation Plan, but not earlier stock plans, plus target levels of any outstanding annual incentive compensation award. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.
(3)	Mr. Hollenbeck elected to leave the defined benefit plan in 2008, in connection with the company’s restructuring of its retirement benefits. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of target levels of outstanding stock-based awards under the 2006 Stock Compensation Plan, but not earlier stock plans, plus target levels of any outstanding annual incentive compensation award. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.
(4)	Mr. Stecher is age 66 and has been employed by the company for 45 years. For any termination of employment he would receive accelerated vesting of target levels of outstanding stock-based awards under the 2006 Stock Compensation Plan, but not earlier stock plans, plus target levels of any outstanding annual incentive compensation award.
(5)	Mr. Joseph was not an employee of the company at December 31, 2012. On October 19, 2012, the company entered into a separation agreement with Mr. Joseph in connection with his separation from service on September 24, 2012, following 35 years of service. The material terms of the agreement provide for Mr. Joseph to receive: severance in an amount equivalent to 25 months of salary ($1,188,010) payable in 50 installments over 24 months; an amount equivalent to pro-rated payout of incentive compensation earned for 2012, provided the company achieves a predetermined performance target; accelerated vesting of outstanding nonqualified stock options and other stock-based awards, except vesting of performance-based restricted stock units will occur only if the company achieves certain predetermined performance targets; title to the automobile assigned to him on the last day of his employment and other valuable consideration. Mr. Joseph agrees to release claims against the company, its officers, directors and employees, and to certain non-compete, non-solicitation and non-disparagement provisions.

2012 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

William F. Bahl	$151,000	$96,251				$10,082	$257,333
Gregory T. Bier	102,250	96,251				6,226	204,727
Linda Clement-Holmes	60,250	60,279				1,380	121,909
Dirk J. Debbink	9,500	9,536				1,914	20,950
Kenneth C. Lichtendahl	73,750	66,281				9,090	149,121
W. Rodney McMullen	112,750	96,251				6,079	215,080
Gretchen W. Price	73,750	73,774				1,544	149,068
John J. Schiff, Jr. (2)	-	147,276	$29,774		$680,550	256,407	1,114,006
Thomas R. Schiff	88,750	88,758				1,584	179,092
Douglas S. Skidmore	66,250	66,281				6,517	139,048
John F. Steele, Jr.	82,750	82,756				7,521	173,027
Larry R. Webb	76,750	76,754				15,065	168,569
E. Anthony Woods	105,250	96,251				7,349	208,850

(1)	Mr. Stecher is chairman of the board and an executive officer of the company. Compensation for Mr. Stecher is shown in the Summary Compensation Table and supporting disclosure beginning on Page 44. Mr. Stecher receives no additional compensation for his service as a director.
(2)	Mr. J. Schiff, Jr. is the chairman of the executive committee and an executive officer of the company.
(3)	Stock awards for nonemployee directors under the Directors Stock Plan of 2009 were valued at full fair market value determined by the average of the high and low sales price on Nasdaq on January 31, 2013, the date of grant, times the number of shares awarded. The per share fair market value on January 31, 2013, was $42.57. The number of shares granted to directors reported in this column were: 2,261 to Mr. Bahl; 2,261 to Mr. Bier; 1,416 to Ms. Clement-Holmes; 224 to Mr. Debbink; 1,557 to Mr. Lichtendahl; 2,261 to Mr. McMullen; 1,733 to Ms. Price; 2,085 to Mr. T. Schiff; 1,557 to Mr. Skidmore; 1,994 to Mr. Steele; 1,803 to Mr. Webb; and 2,261 to Mr. Woods. The amount included in the Stock Awards column for Mr. J. Schiff, Jr. reflects the value of PSUs, RSUs and Holiday Stock awards. PSUs are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718 using a Monte-Carlo valuation on the date of grant. The amount included for RSUs reflects the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by Mr. J. Schiff, Jr. For assumptions used in determining this value, see our 2012 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 135. The maximum attainable value from the PSUs awarded to Mr. J. Schiff, Jr. is $300,000. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. On November 16, 2012, Mr. J. Schiff, Jr. was granted 10 shares under this plan with a per share fair market value of $38.86 each.

(4)	The amount in the Option Awards column reflects the value of grants of nonqualified stock options. These nonqualified stock options are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. For assumptions used in calculation of option awards, see our 2012 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 135. This amount does not represent the actual value, if any, that may be realized by Mr. J. Schiff, Jr. Non-employee directors are not eligible to receive stock options under any company plan.
(5)	No preferential earnings were paid on deferred compensation in 2012. Amounts in this column reflect changes in the actuarial present value of benefits under the defined benefit and SERP plans of an increase of $343,064 under the defined benefit plan and an increase of $337,487 under the SERP. In addition to one year of service credit in the SERP, increases in benefit amounts at year-end are due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 1.25 percent from 2.25 percent. Nonemployee directors are not eligible to participate in the defined benefit or SERP plans.
(6)	For Mr. J. Schiff, Jr., reflects salary of $250,000 and perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 39. For Mr. Webb, includes perquisites in an aggregate amount of $14,790, which amount includes the incremental additional cost of $5,288 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability insurance policy in the amount of $9,502.

Beginning in late 2011, the committee undertook a review of our director compensation program. In that review, it studied the director compensation paid by the companies in our peer group and considered the additional time commitment and responsibilities required of our lead director and the chairs of our independent committees. Following this review, it determined that updates to the program were in order to attract and retain high quality directors and compensate them for the increasing responsibilities and demands on their time. Effective April 1, 2012, the compensation committee updated the components of compensation paid to directors as follows:

	Before April 1, 2012	After April 1, 2012
Annual Cash Retainer	$25,000	$40,000
Annual Stock Retainer	$25,000	$40,000
Lead Director Annual Cash Retainer	-0-	$25,000
Independent Committee Chair Cash Retainer	-0-	$10,000
Meeting Fees – Cash	$4,500 per board meeting $1,500 per committee meeting $6,000 maximum per day	$4,500 per board meeting $1,500 per committee meeting $6,000 maximum per day
Meeting Fees – Stock	Matches cash meeting fees up to maximum of $60,000 per year	Matches cash meeting fees up to maximum of $60,000 per year

The committee grants the stock awards for each director’s prior year’s board service under the 2009 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 37. Amounts shown in the Stock Awards column reflect grants awarded under the 2009 Stock Plan at the committee’s meeting on February 1, 2013, for board service in 2012.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals for certain business events. See Perquisites and Other Personal Benefits, Page 39, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

Other Business

Proposal 4 – Shareholder Proposal for Sustainability Reporting

The company has been notified that a shareholder intends to present the proposal set forth below for consideration at the Annual Meeting. The name, address and shareholding of the proponent will promptly be furnished by the company to any person upon the receipt of an oral or written request.

In accordance with federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. Therefore, the company takes no responsibility for the content of the proposal or supporting statement submitted by the proponent. To help readers easily distinguish between material provided by the proponent and material provided the company, we have boxed the material provided by the proponent.

The board of directors recommends a vote AGAINST the shareholder proposal.

Sustainability Reporting

WHEREAS:

Reporting and rigorously managing environmental, social and governance (ESG) business practices make a company more responsive to a global business environment characterized by finite natural resources, climate change, changing legislation, and heightened public expectations. Reporting helps companies integrate and gain value from existing sustainability efforts, identify gaps and opportunities, and publicize innovative practices. ESG issues can pose significant challenges to business and society, and without comprehensive disclosure stakeholders and analysts cannot ascertain how our company is meeting those challenges.

The link between strong sustainability management and value creation is increasingly evident. A 2012 review conducted by Deutsche Bank of 100 academic studies, 56 research papers, two literature review, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings also show market-based outperformance.

Corporations also recognize the value of sustainability reporting. According to KPMG, 80% of Fortune Global 250 companies produce GRI –based sustainability reports. In July 2012, The Conference Board reported that 45% of S&P 500 companies produce a sustainability report.

In February 2010, the SEC issued interpretive guidance clarifying that companies should disclose material risks associated with climate change. The sustainability reporting process can help companies to analyze and mitigate these risks as well as risks to societal welfare from climate change. Without comprehensive disclosure, shareholders and other stakeholders cannot ascertain whether Cincinnati Financial Corporation is properly managing ESG issues and our company’s impact on society.

RESOLVED:

The Board of Directors shall issue an annual sustainability report describing Cincinnati Financial Corporation’s short- and long-term responses to ESG-related issues, relevant policies, practices, metrics and goals on topics such as greenhouse gas emissions, water conservation, waste minimization, energy efficiency and assessing our company’s role in reducing systemic harm to the U.S. and global economy and societal welfare from climate change, and should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by December 31, 2013.

SUPPORTING STATEMENT:

We recommend the report be based on Global Reporting Initiative Guidelines, and include a plan for our company to help reduce societal harm from climate change by adopting policies to:

•     help mitigate climate change by encouraging (where feasible) reduced greenhouse gas emissions by our customers and our company;

•     work with federal, state, and local governments to encourage adoption of public policies that the overwhelming majority of scientists say are needed to prevent the most harmful effects of climate change.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

While we recognize the importance of environmental, social and governance considerations, and while we strive to conduct our business in a socially responsible manner, we do not believe that the shareholder proposal is a prudent use of our human and financial resources, nor are such expenditures in the best interest of our shareholders. After careful consideration, the board recommends a vote “AGAINST” adoption of this shareholder proposal for the following reasons.

•     We have a long history of dedication to good corporate citizenship and social responsibility — environmental, social, charitable and otherwise — and to corporate transparency. The board recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental and social impact of our business. Our Code of Conduct, posted on our website, reflects our commitment to conduct business in accordance with the letter and spirit of all applicable laws, rules and regulations, and to avoid even the appearance of impropriety. However, the board believes that a sustainability report complying with the particularly burdensome guidelines requested by the above proposal would not be a valuable use of the company’s resources.

•	Information outlining recent activity we have taken to address the environmental impacts of our business is posted on our website at www.cinfin.com/investors. These activities include:

o	Implemented an evolving program overseen at the officer level;

o	Attained LEED certification for one of our three buildings, and we are pursuing LEED certification for the remaining two;

o	Attained U.S. EPA Energy Star rating of 79, placing our use in the top quartile in our category nationally;

o	Increasing use of virtual servers to reduce the energy needed to cool;

o	Reduced 2012 kilowatt hour usage 8 percent below 2008 usage, with a steadily decreasing trend;

o	Reduced 2012 water usage 10 percent compared with 2009;

o	Reduced paper use through increased use of electronic communications for policy delivery, billing, agency communications and shareholder communications;

o	Reduced use of copy paper by 28 percent since 2009;

o	Recycled 384 tons of paper and 21 tons of cardboard, 1,800 pounds of aluminum cans and 1,500 pounds of plastic bottles in 2012.

•	The shareholder proposal requests that we produce a sustainability report based on the guidelines published by the Global Reporting Initiative (“GRI”). A review of GRI’s website demonstrates that the Sustainability Reporting Guidelines (the “Guidelines”) are nearly 200 pages in length and appear to be generally more appropriate for global companies with significant global environmental footprints. While other companies of similar size may use the Guidelines, the company does not see the benefit given the requirements of the industry in which we operate, as well as our centralized operations. It is unclear to the company how we could construct and prepare a sustainability report that would be satisfactory to the proponents and provide any benefit to our shareholders that we would consider meaningful.

•	A report prepared in accordance with the Guidelines would require extensive and detailed scientific and technical analyses, requiring substantial and unreasonable amounts of funds and personnel time, and most likely the employment of consultants with specialized expertise, diverting these valuable resources from where they are most needed at the present time, without creating any measurable value for our shareholders.

The board believes the corporation has in place the appropriate policies and practices concerning environmental and social issues, and sufficient public disclosure regarding such efforts and initiatives. Since the board feels that a GRI-compliant sustainability report would not provide any meaningful additional information for our shareholders and is a poor use of our resources, the board unanimously recommends a vote “AGAINST” the shareholders proposal regarding sustainability reporting.

The board of directors recommends a vote AGAINST the shareholder proposal.

Conclusion

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2014 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 16, 2013, to be included in our proxy statement and proxy for the 2014 annual meeting. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2014 annual meeting is not within 30 days of April 27, 2014, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2014 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2014 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 1, 2014, without the matter having been discussed in such proxy.

Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2014 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before February 26, 2014, but not before January 17, 2014, or the shareholder’s proposal will not be permitted to be brought before the 2014 Annual Meeting of Shareholders.

Cost of Solicitation

Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Broadridge Financial Solutions Inc. to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the annual meeting. The cost of such services is estimated at $12,500 plus out-of-pocket expenses.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love

Lisa A. Love

Senior Vice President, General Counsel and Corporate Secretary

March 15, 2013

Cincinnati Financial Corporation

Appendix A

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures

(See attached tables for 2012 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation

Balance Sheet Reconciliation

(Dollars are per share)	Twelve months ended December 31,
	2012	2011
Book value change per share
Book value as reported December 31, 2011		$31.16
Cumulative effect of a change in accounting for deferred policy
acquisition costs, net of tax		(0.13)
Book value as adjusted December 31, 2011		$31.03

End of period book value - as adjusted	$33.48	$31.03
Less beginning of period book value - as adjusted	31.03	30.79
Change in book value - as adjusted	$2.45	$0.24

Value creation ratio
End of period book value - as originally reported	$33.48	$31.16
Less beginning of period book value - as originally reported	31.16	30.91
Change in book value - as originally reported	2.32	0.25
Dividend declared to shareholders	1.62	1.6050
Total contribution to value creation ratio	$3.94	$1.8550
Contribution to value creation ratio from change in book value*	7.4%	0.8%
Contribution to value creation ratio from dividends declared to shareholders**	5.2	5.2
Value creation ratio	12.6%	6.0%

*	Change in book value divided by the beginning of period book value
**	Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(In millions except per share data)	Twelve months ended December 31,
	2012	2011
Net income	$421	$164
Net realized investment gains and losses	28	45
Operating income	393	119
Less catastrophe losses	(217)	(261)
Operating income before catastrophe losses	$610	$380

Diluted per share data:
Net income	$2.57	$1.01
Net realized investment gains and losses	0.17	0.28
Operating income	2.40	0.73
Less catastrophe losses	(1.33)	(1.60)
Operating income before catastrophe losses	$3.73	$2.33

Cincinnati Financial Corporation
Property Casualty Reconciliation

	Twelve months ended December 31, 2012
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$3,482	$2,459	$918	$105
Unearned premiums change	(138)	(76)	(50)	(12)
Earned premiums	$3,344	$2,383	$868	$93

Statutory ratio:
Statutory combined ratio	95.4%	92.1%	104.0%	100.8%
Contribution from catastrophe losses	10.0	8.2	15.9	2.2
Statutory combined ratio excluding catastrophe losses	85.4%	83.9%	88.1%	98.6%

Commission expense ratio	18.9%	18.5%	19.3%	25.9%
Other expense ratio	12.6	14.1	9.5	5.5
Statutory expense ratio	31.5%	32.6%	28.8%	31.4%

GAAP ratio:
GAAP combined ratio	96.1%	92.5%	105.3%	101.0%
Contribution from catastrophe losses	10.0	8.2	15.9	2.2
Prior accident years before catastrophe losses	(10.7)	(11.6)	(8.9)	(5.6)
GAAP combined ratio excluding catastrophe losses and prior years reserve development	96.8%	95.9%	98.3%	104.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

Contact Information

You may direct communications to Cincinnati Financial Corporation’s secretary, Lisa A. Love, senior vice president and general counsel, for sharing with the appropriate individual(s). Or, you may directly access services:

Investors: Investor Relations responds to investor inquiries about the company and its performance.

Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer

513-870-2768 or investor_inquiries@cinfin.com

Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans.

Molly A. Grimm, CEP, FPC – Secretary, Shareholder Services

513-870-2639 or shareholder_inquiries@cinfin.com

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.

Joan O. Shevchik, CPCU, CLU – Senior Vice President, Corporate Communications

513-603-5323 or media_inquiries@cinfin.com

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company

The Cincinnati Casualty Company

The Cincinnati Indemnity Company

The Cincinnati Life Insurance Company

The Cincinnati Specialty Underwriters Insurance Company

CSU Producer Resources Inc.

CFC Investment Company

Mailing Address

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Street Address

6200 South Gilmore Road

Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000

Fax: 513-870-2066

Email: cfc_corporate@cinfin.com

www.cinfin.com

CINCINNATI FINANCIAL CORPORATION

P.O. BOX 145496
CINCINNATI, OH 45250-5496

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT, April 26, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Cincinnati Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT, April 26, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55420-P33590 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CINCINNATI FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William F. Bahl
02) Gregory T. Bier
03) Linda Clement-Holmes
04) Dirk J. Debbink
05) Steven J. Johnston
06) Kenneth C. Lichtendahl
07) W. Rodney McMullen
08) Gretchen W. Price
09) John J. Schiff, Jr.
10) Thomas R. Schiff
11) Douglas S. Skidmore
12) Kenneth W. Stecher
13) John F. Steele, Jr.
14) Larry R. Webb
15) E. Anthony Woods

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2013.	☐	☐	☐
3. A nonbinding proposal to approve compensation for the company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. A shareholder proposal to require sustainability reporting, if introduced at the meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Cincinnati Financial Corporation 2013 Annual Meeting
April 27, 2013, 9:30 a.m., EDT

Cincinnati Art Museum
953 Eden Park Drive
Cincinnati, OH 45202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

M55421-P33590

CINCINNATI FINANCIAL CORPORATION
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth W. Stecher, John J. Schiff, Jr. and Steven J. Johnston, or any one of them with power of substitution as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of CINCINNATI FINANCIAL CORPORATION held on record on March 1, 2013, at the Annual Meeting of Shareholders to be held at 9:30 a.m., EDT on April 27, 2013, at the Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting fim for 2013; FOR the nonbinding proposal to approve compensation for the company's named executive officers; and AGAINST the shareholder proposal to require sustainability reporting, if introduced at the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side